UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Analog Devices, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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February 3, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Tuesday, March 9, 2010, at the Company’s headquarters at Three Technology Way, Norwood, Massachusetts.

At the Annual Meeting you are being asked to elect all ten members of our Board of Directors, each for a term of one year, and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 30, 2010. Your Board of Directors recommends that you vote FOR the election of each of the directors named in the proxy statement and FOR the ratification of Ernst & Young LLP.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On March 9, 2010

To our Shareholders:

The 2010 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at our headquarters at Three Technology Way, Norwood, Massachusetts 02062, on Tuesday, March 9, 2010 at 10:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1. To elect the ten director nominees named in this proxy statement to our Board of Directors, each for a term of one year.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 30, 2010.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 15, 2010 are entitled to vote at the meeting. Your vote is important no matter how many shares you own. Whether you expect to attend the meeting or not, please vote your shares over the Internet or by telephone in accordance with the instructions set forth on the proxy card, or complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

MARGARET K. SEIF
Secretary

Norwood, Massachusetts
February 3, 2010

i

ii

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 9, 2010

This proxy statement contains information about the 2010 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Tuesday, March 9, 2010, beginning at 10:00 a.m. local time, at our headquarters at Three Technology Way, Norwood, Massachusetts 02062. You may obtain directions to the location of the annual meeting by visiting our website at www.analog.com or by contacting Mindy Kohl, Director, Investor Relations, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (which is also referred to as Analog Devices, ADI, or the Company in this proxy statement) for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

Our Annual Report to Shareholders for the fiscal year ended October 31, 2009 is being mailed to shareholders with the mailing of these proxy materials on or about February 3, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be Held on March 9, 2010:

This proxy statement and the 2009 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of the ten nominees named in this proxy statement to our Board of Directors, each for a term of one year.

2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 30, 2010.

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 15, 2010. This date is the record date for the annual meeting.

Shareholders of record at the close of business on January 15, 2010 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 297,679,766 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways.

(1) You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone.  You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail.  You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1 and 2.

(4) You may vote in person.  If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes.  You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal two) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Starting this year, the election of directors (proposal one) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (January 15, 2010) in order to be admitted to the meeting on March 9, 2010. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as the administrator of TIP, with respect to shares of ADI common stock attributable to your TIP account, or TIP shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed card. Broadridge will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern time on March 4, 2010, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan (the Ireland share plan), you may instruct Irish Pensions Trust Limited, which serves as the trustee of the Ireland share plan, to vote the amount of shares of common stock which they hold on your behalf as of the record date. Mercer Ireland Limited (Mercer), which administers the Irish share plan on behalf of Irish Pensions Trust Limited, will send you a voting card that you may use to direct Mercer how to vote your shares. You should sign the voting card and return it to Mercer in the envelope that Mercer provides. Mercer will vote the shares in the manner that you direct on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Friday, February 27, 2010, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 15, 2010, the record date, or at least 148,839,884 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors.  Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Starting this year, if you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from the Board. The Board will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board’s decision and its reasoning with regard to the offered resignation.

Ratification of independent registered public accounting firm.  Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Starting this year, brokers who do not receive instructions on the election of a director nominee will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and broker non-votes for a particular director nominee will not be counted as votes to determine the outcome of the election of directors or the ratification of our independent registered public accounting firm.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board of Directors, each for a term of one year; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

Will any other matters be voted on at this meeting?

No. Under Massachusetts law, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2011 annual meeting?” below.

Where can I find the voting results?

We will report the voting results in a Form 8-K within four business days after the end of our annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2011 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2011 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2011 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts at the address below no later than October 6, 2010.

In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2011 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2010 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 9, 2010, and no later than December 9, 2010. If a shareholder does not provide timely notice of a nomination or other matters to be presented at the 2011 annual meeting, it will not appear in the notice of meeting. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting.

Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with the Securities and Exchange Commission.

Any proposals, nominations or notices should be sent to:

Secretary, Analog Devices, Inc.
Margaret Seif
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3367
Fax: 781-461-3491
Email: margaret.seif@analog.com

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have engaged The Altman Group, Inc. to assist us with the solicitation of proxies and expect to pay The Altman Group less than $15,000 for their services. In addition to solicitations by mail, The Altman Group and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended October 31, 2009 is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K or any of its exhibits, we will send you one without charge. Please contact:

Mindy Kohl
Director, Investor Relations
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Mindy Kohl, our director of investor relations, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 15, 2010 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

						Percent of
	Number of		Shares			Common
	Shares		Acquirable		Total	Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

5% Shareholders:
T. Rowe Price Associates, Inc.(5)	24,066,868		—		24,066,868	8.1%
100 E. Pratt Street Baltimore, Maryland 21202
FMR LLC(6)	18,780,001		—		18,780,001	6.3%
82 Devonshire Street Boston, Massachusetts 02109
UBS Global Asset Management (Americas) Inc.(7)	16,171,765		—		16,171,765	5.4%
One North Wacker Chicago, Illinois 60606
Directors and Named Executive Officers:
James A. Champy	6,666		94,334		101,000	*
John L. Doyle	9,728		167,300		177,028	*
Jerald G. Fishman	421,348		3,231,464		3,652,812	1.2%
John C. Hodgson	5,000		51,750		56,750	*
Yves-Andre Istel	12,000		15,766		27,766	*
Robert R. Marshall	89,000		522,527		611,527	*
Robert P. McAdam	186,601		594,423		781,024	*
Joseph E. McDonough	13,150		446,597		459,747
Neil Novich	8,000		8,101		16,101	*
Vincent T. Roche	100		501,723		501,823	*
F. Grant Saviers	7,500		167,300		174,800	*
Paul J. Severino	16,200		45,000		61,200	*
Kenton J. Sicchitano	5,500		98,000		103,500	*
Ray Stata(8)	5,127,739		684,246		5,811,985	2.0%
David A. Zinsner	—		39,000		39,000	*
All directors and executive officers as a group (18 persons, consisting of 10 officers and 8 non-employee directors)(9)	5,925,729		6,929,531		12,855,260	4.3%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship.

Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after January 15, 2010.

(4)	The percent ownership for each shareholder on January 15, 2010 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 15, 2010 (297,679,766 shares) plus any shares acquirable (including stock options exercisable) by the shareholder in question within 60 days after January 15, 2010.

(5)	Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 11, 2009 reporting the above stock ownership as of December 31, 2008. T. Rowe Price Associates, Inc. reports that it has sole voting authority with respect to 4,449,824 shares and sole dispositive power with respect to 24,066,868 shares.

(6)	Based solely on a Schedule 13G filed by FMR, LLC on February 17, 2009 reporting the above stock ownership as of December 31, 2008. FMR, LLC reports that it has sole voting authority with respect to 962,201 shares and sole power to direct the disposition with respect to 18,780,001 shares.

(7)	Based solely on a Schedule 13G/A filed by UBS Global Asset Management (Americas) Inc. on February 10, 2009 reporting the above stock ownership as of December 31, 2008. UBS Global Asset Management (Americas) Inc. reports that it has sole voting authority with respect to 14,037,777 shares and shared dispositive power with respect to 16,171,765 shares.

(8)	Includes 1,108,709 shares held by Mr. Stata’s wife, 400,277 shares held in trusts for the benefit of Mr. Stata’s children, and 2,487,588 shares held in charitable lead trusts, as to which Mr. Stata disclaims beneficial ownership.

(9)	All directors and executive officers as a group disclaim beneficial ownership of a total of 3,996,574 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

Previously, our Board of Directors had been divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. At last year’s annual meeting, our shareholders voted in favor of a proposal that we declassify our Board of Directors. In response, we declassified our Board and amended our Bylaws to conform and provide for one-year terms. We are submitting the election of all ten of our directors to a vote of our shareholders at the 2010 annual meeting.

At the meeting, shareholders will have an opportunity to vote for each of the nominees listed below. The persons named in the enclosed proxy card will vote for each of these nominees, unless you instruct otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board may reduce the number of directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of Analog.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 75, has served as our Chairman of the Board of Directors since 1973 and an executive officer of our company since its inception. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. We believe Mr. Stata’s qualifications to sit on our Board of Directors include his 45 years of experience in the semiconductor industry, including as our founder, our Chairman for 37 years and formerly as our President for 20 years.

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

Mr. Fishman, age 64, has been our President and Chief Executive Officer since November 1996 and served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman currently serves as a director of Cognex Corporation and Xilinx, Inc. We believe Mr. Fishman’s qualifications to sit on our Board of Directors include his four decades of experience in the semiconductor industry, including 19 years as our President.

JAMES A. CHAMPY, Director since March 2003

Mr. Champy, age 67, has been a Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company, since Dell’s acquisition of Perot Systems in 2009. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation from 1996 to November 2009. He served as a director of Perot Systems Corporation previously during the past five years. Mr. Champy is the author of several business books. We believe Mr. Champy’s qualifications to serve on our Board of Directors include his expertise in corporate strategy development and organizational acumen.

JOHN L. DOYLE, Director since June 1987

Mr. Doyle, age 78, has been self-employed as a technical consultant since September 1991. He was employed formerly by the Hewlett-Packard Company, a provider of technology solutions, where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development from 1981 to 1984. Mr. Doyle also serves as a director of Xilinx, Inc. We believe Mr. Doyle’s qualifications to sit on our Board of Directors include his years of executive experience in the high technology and semiconductor industries, as well as the deep understanding of our people and our products that he has acquired over two decades of service on our Board.

JOHN C. HODGSON, Director since September 2005

Mr. Hodgson, age 66, has been retired since December 2006. He served as Senior Vice President and Chief Marketing and Sales Officer for DuPont, a science-based products and services company, from January 2006 to December 2006. Mr. Hodgson served as Senior Vice President and Chief Customer Officer from May 2005 to January 2006, Executive Vice President and Chief Marketing and Sales Officer from February 2002 to May 2005 and Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002. We believe Mr. Hodgson’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience with a global technology company, as well as his executive leadership and management experience.

YVES-ANDRE ISTEL, Director since December 2007

Mr. Istel, age 73, has been a Senior Advisor to Rothschild, Inc., an international investment bank, since April 2002, and was Vice Chairman of Rothschild, Inc. from 1993 to April 2002. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992. Mr. Istel also serves as a director of Imperial Sugar Company, a processor and marketer of refined sugar, and Compagnie Financiere Richemont S.A., the parent group owning luxury good companies, including Cartier and Montblanc. We believe Mr. Istel’s qualifications to sit on our Board of Directors include his extensive experience with global companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

NEIL NOVICH, Director since May 2008

Mr. Novich, age 55, is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a leading global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer and served in that role until 1999 when he was named Chairman, President and Chief Executive Officer, a position he held through 2007. Prior to that, he was a Director at Bain & Company, an international consulting firm. Mr. Novich also serves as a director of W.W. Grainger, Inc. and served as a director of Ryerson, Inc. during the past five years. We believe Mr. Novich’s qualifications to sit on our Board of Directors include his experience as a CEO leading complex global organizations, combined with his operational and corporate governance expertise.

F. GRANT SAVIERS, Director since December 1997

Mr. Saviers, age 65, has been retired since 1998. He served as Chairman of the Board of Adaptec, Inc. a provider of high performance computer input/output products from 1997 to 1998, President from 1992 to 1995, and Chief Executive Officer from 1995 to 1998. Prior to Adaptec, Mr. Saviers was employed by Digital Equipment Corporation, where he served as Vice President, Storage Systems from 1981 to 1989, and as Vice President, Personal Computers and Peripherals from 1989 to 1992. We believe Mr. Saviers’ qualifications to serve on our Board of Directors include his experience in leading complex technology enterprises and his experience as a CEO of a semiconductor company.

PAUL J. SEVERINO, Director since November 2005

Mr. Severino, age 63, has been an investment advisor to emerging technology companies and venture funds since 1996. From 1994 to 1996, he was Chairman of Bay Networks, Inc., a data networking products services company, after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that merger, Mr. Severino was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. Mr. Severino is also a director of Sonus Networks, Inc. He served as a director of Media 100, Inc. previously during the past five years. We believe Mr. Severino’s qualifications to serve on our Board of Directors include his experience as a CEO of a global technology company, as well as his management and corporate governance expertise.

KENTON J. SICCHITANO, Director since March 2003

Mr. Sicchitano, age 65, has been retired since June 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. We believe Mr. Sicchitano’s qualifications to sit on our Board of Directors include his extensive experience with public and financial accounting matters for complex global organizations.

Our Board of Directors recommends that you vote FOR the election of each of the above nominees.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and its shareholders. In particular, we have adopted the following policies and procedures:

Declassified Board of Directors.  At our 2009 annual meeting, our shareholders voted in favor of a proposal to declassify our Board of Directors, which had previously been comprised of three classes of directors serving staggered three-year terms. In response to the vote of our shareholders, this year we declassified our Board and amended our Bylaws to provide for one-year terms for directors. All ten of our directors will stand for election to one-year terms at the 2010 annual meeting.

Shareholder Voting for Election of Directors.  Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board if the votes “for” such director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against such election). If a nominee is an incumbent director in an uncontested election and does not receive more votes “for” his or her election than “against” his or her election, the director must offer his or her resignation to the Board promptly after the voting results are certified. A committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders voted against the election of such director, any alternatives for curing the underlying cause of the votes cast against the election of such director, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to Analog Devices, the overall composition of our Board and whether accepting the resignation would cause Analog Devices to fail to meet any applicable rules or regulations of the SEC or of the NYSE. Our Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the votes cast against the election of such director, maintain the director but resolve that the director will not be re-nominated in the future for election, or reject the resignation. We will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached.

Stock Ownership Guidelines.  In January 2006, we established stock ownership guidelines for our directors and executive officers. Under our guidelines, the target share ownership levels are two times the annual cash retainer for directors, two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. Directors (including the CEO) have three years to achieve their targeted level. Executive officers other than the CEO have five years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines. We also prohibit all hedging transactions or “short sales” involving Company securities by our employees, including our executives.

Equity Award Grant Date Policy.  We do not time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our executive officers and employees. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Equity Award Grant Date Policy” below for more information.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Equity Award Grant Date Policy at www.analog.com/governance or by writing to:

Mindy Kohl
Director, Investor Relations
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

Determination of Independence

Under current NYSE rules, a director of Analog Devices only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Analog Devices (either directly or as a partner, shareholder or officer of an organization that has a relationship with Analog Devices). Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a material relationship with Analog Devices. Under these guidelines, a director is not considered to have a material relationship with Analog Devices if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, Analog Devices for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company which is indebted to Analog Devices, or to which Analog Devices is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•	is a director of another company that does business with Analog Devices, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of Analog Devices with respect to such other company; or

•	serves as an executive officer of a charitable organization, unless Analog Devices’ charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

The guidelines provide that ownership of a significant amount of Analog Devices’ stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the members of our Board of Directors who are independent (as defined above).

Our Board of Directors has determined that each of Messrs. Champy, Doyle, Hodgson, Istel, Novich, Saviers, Severino and Sicchitano is “independent” within the meaning of Section 303A.02(b) of the NYSE Listed Company Manual. Each of these directors has no relationship with Analog Devices, other than any relationship that is categorically not material under the guidelines shown above and other than as disclosed in this proxy statement under “— Director Compensation” and “— Certain Relationships and Related Transactions.” Messrs. Stata and Fishman are not “independent” because they are employed by the Company. We considered the Company’s annual laboratory membership with The Massachusetts Institute of Technology (of which James Champy is a trustee) and determined that the relationship was established in the ordinary course of business on an arms-length basis without the involvement of Mr. Champy, and is not material to MIT or the Company.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date such recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2011 annual meeting?” above.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Analog Devices’ Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations, and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board (including the presiding director or the independent directors as a group) should address such communications to John L. Doyle, Chairman of the Nominating and Corporate Governance Committee, c/o General Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Corporate Governance Committee, the Board nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met nine times in fiscal 2009, including by telephone conference. During fiscal 2009, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he served. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices and they do not serve on any standing Board committee. They do not participate in the portion of any Board or committee meeting during which their compensation is evaluated. All members of all three committees are independent, non-employee directors.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Stata, our Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Nominating and Corporate Governance Committee, John Doyle, as “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. The Board generally holds executive sessions twice a year.

Our Corporate Governance Guidelines set forth our policy that directors should attend annual meetings of shareholders. All of the directors attended the 2009 Annual Meeting of Shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair), Doyle and Hodgson. The Board of Directors has determined that each of Messrs. Sicchitano, Doyle and Hodgson qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano, Doyle and Hodgson is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Doyle or Hodgson serves on the audit committees of more than two other public companies.

The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Audit Committee. The Audit Committee was responsible for selecting and appointing Ernst & Young, our independent registered public accounting firm, but did not retain any other advisors during fiscal 2009. The Audit Committee met eight times during fiscal 2009 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2009 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Messrs. Champy (Chair), Saviers and Severino. The Board has determined that each of Messrs. Champy, Saviers and Severino is independent as defined under the rules of the NYSE. Our Compensation Committee held eleven meetings (including by telephone conference) during fiscal 2009. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management by the Board of Directors. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee grants stock options, restricted stock units and other stock incentives (within guidelines established by our Board of Directors and in accordance with our equity granting policy) to our officers and employees.

The Compensation Committee has the sole authority to engage and terminate such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners (PMP), an independent compensation consultant, during fiscal 2009. PMP reports directly to the Compensation Committee and assists the Committee in evaluating and designing our executive and director compensation program and policies. In fiscal 2009, the Compensation Committee instructed PMP to assist it in defining a peer group of companies, compare our executive and director compensation arrangements to those of the peer group, and provide market data and advice regarding executive and director compensation plan design. PMP conducted a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity in comparison to our peer group. In connection with its work for the Compensation Committee, PMP is invited to attend many of the Committee’s meetings. PMP is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices.

In accordance with the terms of the 2006 Stock Incentive Plan, the Compensation Committee has delegated to our Chief Executive Officer the power to grant options, restricted stock units and other stock awards to employees who are not executive officers or directors, subject to specified thresholds. The activities of our Compensation Committee and the services PMP performed for the Committee during fiscal 2009 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Doyle (Chair), Istel and Novich. The Board has determined that each of Messrs. Doyle, Novich and Istel is independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s review of succession planning with respect to senior executives and oversight of our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee. The Committee did not retain any such advisers during fiscal 2009. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held four meetings during fiscal 2009 (including by telephone conference).

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables to the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of ADI’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on quarterly operating profit before taxes (OPBT) targets. For long-term performance, our stock option awards generally vest over five years and are only valuable if our stock price increases over time. Our restricted stock units generally cliff vest in three years. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	Because OPBT is the performance measure for determining incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not profitable at a reasonable level, there are no payouts under the bonus program.

•	Our OPBT targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the company or their business unit. So, for example, a person in our most profitable business line is not encouraged to take more risk than someone in a less profitable business line.

•	We cap our cash bonus at 3x the OPBT target, which we believe also mitigates excessive risk taking. Even if the company dramatically exceeds its OPBT target, bonus payouts are limited. Conversely, we have a floor on the OPBT target so that profitability at a certain level (as approved by the Compensation Committee) does not permit bonus payouts.

•	We have strict internal controls over the measurement and calculation of OPBT, designed to keep it from being susceptible to manipulation by any employee, including our executives. For example, in calculating operating profits we do not recognize product revenue until our distributors sell those products to their customers. As a result, our product revenue fully reflects end customer purchases and is not impacted by distributor inventory levels. In addition, all of our employees are required to take training on our Code of Conduct, which covers among other things, accuracy of books and records.

•	We believe that our focus on OPBT (through our cash bonus program) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. That is, even if our executives could inappropriately increase OPBT by excessive expense reductions or by abandoning less profitable revenue sources, this would be detrimental to the Company in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate a higher growth company multiple and increased stock prices, it could decrease OPBT and the value of their cash bonus payments.

•	We have stock ownership guidelines, which we believe provide a considerable incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor ADI stock price performance.

•	Our bonus program has been structured around OPBT for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

Report of the Audit Committee

The Audit Committee of the Board of Directors assisted the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with the Company’s independent registered public accounting firm and the Company’s internal auditors to discuss the Company’s financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, the independent accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K and the quarterly financial statements during fiscal 2009, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to the Company’s Board of Directors. The Audit Committee also selected and appointed the Company’s independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm, and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and under Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that each of Messrs. Sicchitano, Doyle and Hodgson qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE.

The Audit Committee held eight meetings (including by telephone conference) during the fiscal year ended October 31, 2009. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee on independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions, the Audit Committee recommended to the Company’s Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009. The Audit Committee also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 30, 2010.

Audit Committee,
Kenton J. Sicchitano, Chairman
John L. Doyle
John C. Hodgson

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended October 31, 2009 and November 1, 2008.

	Fiscal 2009	Fiscal 2008

Audit Fees	$2,187,000	$2,217,000
Audit-Related Fees	75,000	135,000
Tax Fees	715,000	734,000

Total Fees	$2,977,000	$3,086,000

Audit Fees.  These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees.  These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, due diligence and consultations regarding proposed transactions and accounting matters not related to the annual audit.

Tax Fees.  These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and assistance with international tax audits. Included in this amount are fees of $563,000 in fiscal 2009 and $625,000 in fiscal 2008 for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young does not provide tax services to any executive officer of Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all such individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all such individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of such items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal years 2008 and 2009, no services were provided to Analog Devices by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

During fiscal 2009, the Compensation Committee reviewed director compensation with PMP and determined to make no changes from fiscal 2008. The following table details the total compensation earned by our non-employee directors in fiscal 2009.

2009 Director Compensation

	Fees Earned or
	Paid in Cash	Option Awards	All Other	Total
Name(1)	($)(2)	($)(3)(4)	Compensation	($)

James A. Champy	75,000	112,283	—	187,283
John L. Doyle	75,000	112,283	—	187,283
John C. Hodgson	60,000	112,283	—	172,283
Yves-Andre Istel	60,000	112,283	—	172,283
Neil Novich	60,000	69,638	—	129,638
F. Grant Saviers	60,000	112,283	—	172,283
Paul J. Severino	60,000	112,283	—	172,283
Kenton J. Sicchitano	80,000	112,283	—	192,283

(1)	Messrs. Fishman and Stata were the only directors during fiscal 2009 who were also employees of Analog. Neither receives any compensation in their capacities as directors of Analog. Mr. Fishman’s compensation is included in the Summary Compensation Table and Mr. Stata’s compensation is included under “— Certain Relationships and Related Transactions.”

(2)	This amount includes a $60,000 pro-rated annual board retainer. An additional pro-rated annual retainer of $20,000 is paid to the chair of the Audit Committee (Mr. Sicchitano). An additional pro-rated annual retainer of $15,000 is paid to the chair of the Compensation Committee (Mr. Champy) and the Nominating and Corporate Governance Committee (Mr. Doyle). These cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year.

(3)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards for grants of options to each listed director in fiscal 2009. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2009. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

(4)	The aggregate number of shares subject to option awards held by each director (representing unexercised option awards — both exercisable and unexercisable) at October 31, 2009 is as follows:

Number of Shares
Subject to Option
Awards Held as of
Name	October 31, 2009 (#)

James A. Champy	109,334
John L. Doyle	182,300
John C. Hodgson	66,750
Yves-Andre Istel	31,150
Neil Novich	24,303
F. Grant Saviers	182,300
Paul J. Severino	60,000
Kenton J. Sicchitano	113,000

TOTAL	769,137

The following table includes the assumptions used to calculate the fiscal 2009 grant date fair value on a grant by grant basis for our directors.

				Assumptions				Grant Date
		Shares			Expected	Risk-Free		Fair Value
	Grant	Granted	Exercise	Volatility	Life	Interest	Dividend	Per Share
Name	Date	(#)	Price ($)	(%)	(Years)	Rate (%)	Yield (%)	($)

James A. Champy	1/05/2009	15,000	19.57	59.520	5.30	1.670	4.088	7.4855
John L. Doyle	1/05/2009	15,000	19.57	59.520	5.30	1.670	4.088	7.4855
John C. Hodgson	1/05/2009	15,000	19.57	59.520	5.30	1.670	4.088	7.4855
Yves-Andre Istel	1/05/2009	15,000	19.57	59.520	5.30	1.670	4.088	7.4855
Neil Novich	1/05/2009	9,303	19.57	59.520	5.30	1.670	4.088	7.4855
F. Grant Saviers	1/05/2009	15,000	19.57	59.520	5.30	1.670	4.088	7.4855
Paul J. Severino	1/05/2009	15,000	19.57	59.520	5.30	1.670	4.088	7.4855
Kenton J. Sicchitano	1/05/2009	15,000	19.57	59.520	5.30	1.670	4.088	7.4855

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in Analog Devices’ Annual Report on Form 10-K for the year ended October 31, 2009.

We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below.

Equity Award Policy for Non-employee Directors

On October 29, 2006, the Board established an equity award grant policy for non-employee directors, which (for fiscal 2009) is stated below:

•	Each newly elected non-employee director is automatically granted a non-qualified stock option to purchase 15,000 shares of our common stock under our 2006 Stock Incentive Plan (the “2006 Plan”) on the 15th day of the month following the date of initial election as a director, or if the NYSE is closed on that day, the next succeeding business day that the NYSE is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant).

•	On an annual basis, each incumbent non-employee director is automatically granted a non-qualified stock option to purchase 15,000 shares of our common stock under the 2006 Plan (with the number of shares subject to the first annual option granted to a director to be on a pro rata basis based on the length of service during the calendar year in which such director was elected) on the second business day following January 1 that the NYSE is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant).

Options granted to our non-employee directors under the 2006 Plan vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to acceleration as described below. These options will vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Plan) or the director’s death. Upon (1) the director’s retirement from our Board after attaining age 60, (2) removal of the director by the Board or (3) the Board’s failure to nominate the director for reelection as a director (other than because the director has refused to serve as a director), each option will vest as to an additional number of shares that would have vested if the director continued to serve as a director through the next succeeding anniversary of the date of grant. If the director ceases to serve as a director by reason of his disability, as determined by the Board, each option will continue to become exercisable over its remaining term on the dates it otherwise would have vested if the director’s service had not been terminated for disability. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

In December 2009, our Compensation Committee changed the target mix of equity awards for our directors for fiscal 2010 to 50% stock options and 50% restricted stock units in order to align the structure of director equity compensation awards with the equity compensation awards of our executive officers. Like the stock options we grant to non-employee directors, the restricted stock units vest in three equal installments on the first, second and third anniversaries of the date of grant. We also amended our equity award grant date policy for non-employee directors to reflect this change so that each newly elected non-employee director is automatically granted a non-qualified stock option to purchase 7,500 shares of our common stock and 2,025 restricted stock units under our 2006 Plan on the 15th day of the month following the date of initial election as a director, or if the NYSE is closed on that day, the next succeeding business day that the NYSE is open. On an annual basis, each incumbent non-employee director is automatically granted a non-qualified stock option to purchase 7,500 shares of our common stock and 2,025 restricted stock units under the 2006 Plan (with the number of shares subject to the first annual option granted to a director to be on a pro rata basis based on the length of service during the calendar year in which such director was elected) on the second business day following January 1 that the NYSE is open. In each case, the options are granted at an option exercise price equal to the closing price of the common stock on the date of grant.

In accordance with the policy described above, on January 5, 2010 we granted 7,500 stock options at an exercise price of $31.62 per share and 2,025 restricted stock units for services to be provided during calendar year 2010 to each non-employee director.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2009, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $250,000, a cash bonus of $64,038 and other compensation of $20,000 representing the amount contributed or accrued by us in fiscal 2009 under applicable retirement arrangements.

On January 5, 2009, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $19.57 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date. Following the end of fiscal 2009, on January 5, 2010, we granted a stock option to Mr. Stata equal to the equity grant made to all non-employee directors for the purchase of 7,500 shares of our common stock at an exercise price of $31.62 per share and 2,025 restricted stock units.

The option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date and the restricted stock unit vests on the third anniversary of the date of grant.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest.

If a related person proposed to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominating and Corporate Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Analog Devices’ annual consolidated gross revenues; and

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Other Matters

In May 2008, the Company and Mr. Fishman settled an SEC inquiry into the Company’s stock option granting practices by agreeing to the entry of an administrative cease and desist order without admitting or denying wrongdoing. Under the order, the Company agreed to cease and desist from committing or causing any violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, paid a civil money penalty, and repriced certain options granted in prior years. Mr. Fishman agreed to cease and desist from committing or causing any violations of Sections 17(a)(2) and (3) of the Securities Act, paid a civil money penalty, and made a disgorgement payment with respect to certain stock options received in prior years.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2009 in Review

The 2009 fiscal year was challenging for many companies, including Analog Devices, due to the global crisis in credit and financial markets. But we accepted the challenges presented by the crisis and took significant actions during the year intended to enable us to emerge in a stronger competitive position. While our revenue declined 22% from fiscal 2008, we were able to fundamentally reduce our infrastructure costs worldwide and across all functions. We believe our streamlined cost structure positions us to deliver significant operating leverage as revenues increase, as demonstrated in the fourth quarter of fiscal 2009 when our earnings increased sequentially by over 60% on a 16% sequential revenue increase. In addition, we continued to focus on innovation and investment in key R&D initiatives during 2009, which resulted in the introduction of approximately three hundred new products over the course of the year. We expect these new innovations to be growth drivers for ADI in fiscal 2010.

We have designed our executive compensation program to motivate and reward our executives for company performance and to attract and retain talented executives. For fiscal 2009, we believe our compensation programs delivered payouts commensurate with a generally weak economic environment but also reflective of the operating leverage we believe we were able to generate during the downturn. In summary:

•	Our Compensation Committee froze base salaries at existing levels for executive officers until business conditions improve.

•	Fiscal 2009 cash bonus payments were paid based on operating profits before taxes, or OPBT and, therefore, were only made to the extent the Company was actually profitable. The fiscal 2009 bonus paid out at 41% of target.

•	Our Compensation Committee declined to award any additional awards based on individual performance, as permitted by our bonus plan.

•	All of our executives were required to take five weeks of vacation time during fiscal 2009 and, to the extent the executive did not have five weeks of vacation accrued, that time off was unpaid.

•	Many of the prior option awards granted to our executives presented little value to them during 2009 because of our depressed stock price during the year. Our Compensation Committee made new long-term equity awards to our executives in 2009 that the Committee expects should result in future payouts that will reward the contributions that our executives made this year to strengthen the Company and its future stock price performance, consistent with shareholder gains.

Pay for Performance

A significant portion of the total compensation for our named executive officers listed in the Summary Compensation Table below is directly linked to the Company’s performance in the form of performance-based cash and equity awards. We believe this provides our executives an opportunity to earn above average compensation if Analog Devices delivers superior results. We link a significant portion of our executives’ cash compensation to Company performance measured by our operating profit before taxes . Our target for executive bonus payments in 2009 was a ratio of OPBT to revenue of 22.5%. This is the same target that we used to determine the profit sharing bonus for all Analog Devices employees. Under our 2009 Executive Bonus Plan, our Compensation Committee had the discretion to increase individual executive incentives for fiscal 2009 by as much as 30% only if the Committee determined that the Company and the executive achieved superior business performance. In 2009, however, our Compensation Committee did not modify the individual incentive awards for any of our executive officers, electing to pay them based on the same OPBT target that applied to employees in the broader Analog Devices profit sharing plan.

We also provide long-term incentives to our executives and employees in the form of stock options. Options generally vest over five years, linking executives’ rewards directly to their ability to create value for our shareholders and providing an incentive for our executives to remain with Analog Devices over the long term. Our past efforts to put a significant amount of our executives’ compensation at risk by tying its future value to the future value of our stock have meant that our executives have a significant number of historic equity awards with little current value. As our stock price improves, those prior awards will become more valuable to our executives.

Our Compensation Committee strives to ensure that our executive compensation program is tied to Company performance. Due to continuing uncertain economic times, for 2010 the Compensation Committee continued to freeze base salaries for our executives until business conditions improve. In addition, the Compensation Committee maintained the performance targets for our executive officers, thus ensuring that 2010 cash incentive payments will be made only if the Company achieves the same OPBT targets that the Compensation Committee set for the prior year.

Compensation Processes and Philosophy

Our Compensation Committee reviews and approves all compensation for our executive officers, including salary, bonus, equity compensation, and retirement and other employee benefits such as perquisites, as required by its charter. Our Compensation Committee consists entirely of independent directors.

The Compensation Committee has a two-fold philosophy regarding the total compensation of our senior executives, which primarily consists of base salary, target annual cash bonus and estimated value of stock-based awards. First, the Compensation Committee seeks to encourage and reward our executives for their contributions to the Company’s performance and profitability by tying a significant portion of our Named Executive Officers’ total compensation directly to the Company’s short- and long-term performance. Second, the Compensation Committee seeks to ensure that our executive compensation is competitive by targeting the total compensation of each non-CEO executive at approximately the 50th percentile of our compensation peer group of companies at the target level of performance described below. The actual percentile may vary depending on our financial performance, each executive’s individual performance and importance to the Company, or internal equity considerations among all senior executives. As the Company’s performance improves, so does the compensation of our executives. Our CEO’s compensation and its comparison to the peer group is described in detail below under “— Agreements with our Chief Executive Officer.”

While our Compensation Committee believes that compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires that the Committee apply its own judgment and subjective determination of individual performance by our executives. Therefore, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of rewarding excellent performance and retaining valued employees.

Our Compensation Committee has retained an independent compensation consultant, Pearl Meyer and Partners, or PMP. Our Compensation Committee worked directly with PMP to develop recommendations for the Chief Executive Officer’s compensation which are reflected in his employment agreement. The Chief Executive Officer makes recommendations each year to the Compensation Committee about the compensation of the other executive officers based on their achievement of annual Company and individual objectives. While the Compensation Committee is solely responsible for approving executive compensation, our Vice President of Human Resources and other members of our human resources department support the work of the Committee and PMP. In addition, at the request of the Compensation Committee, our Chief Executive Officer meets periodically with the Committee regarding the design of our compensation programs. The Compensation Committee meets periodically in executive session without management present.

In making its compensation determinations, the Compensation Committee also annually reviews the total compensation that each of our executive officers and other key executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee selects peer companies that are publicly traded, headquartered in the United States, compete in the semiconductor industry, and are similar to Analog Devices in their product and services offerings, revenue size and market capitalization. In general, our peer companies have similar products and services, have revenues between 1/2 to 2 times our revenue, and have a market capitalization between 1/3 and 3 times ours. In addition, we compete with these peer companies for talent and most of the companies in our peer group include ADI in their own peer group.

In fiscal 2009, the Compensation Committee added Maxim Integrated back into our peer group of companies. Maxim had been part of our 2007 peer group, but was removed from our 2008 peer group because it had been delisted as a public company. Maxim was re-listed as a public company in September 2008 and is part of our 2009 peer group.

2009 Peer Group

•	Broadcom Corp.
•	Cypress Semiconductor Corp.
•	Linear Technology Corp.*
•	LSI Corp.
•	Marvell Technology Group Ltd.
•	Maxim Integrated Products
•	National Semiconductor Corp.
•	ON Semiconductor
•	Texas Instruments Inc.*
•	Xilinx, Inc.

*	Linear Technology’s revenue falls outside the selection range, but is included in our peer group because of the similarity of its product and services offerings, market capitalization and the fact that it has historically been included in our peer group. While Texas Instruments’ revenues and market capitalization fall outside the selection range, we include them in our peer group because they are a direct competitor and they include us in their own peer group.

For officers in positions for which the 2009 Peer Group companies do not publicly disclose compensation data, the Compensation Committee reviewed PMP’s 2009 CHiPS Executive and Senior Management Total Compensation Survey reflecting the average compensation, by position, of 15 semiconductor companies, which were considered the peer group for these officers. The CHiPS survey is published by the survey division of PMP, which is a separate business unit from the consulting division we use for executive compensation consulting services.

Components of Executive Compensation

Our compensation program includes both incentive and retention-related compensation components. Annual compensation for our executive officers consists of the following principal elements:

•	Base salary

•	Performance-based cash bonus, through our Executive Bonus Plan

•	Equity compensation in the form of stock options and stock-based awards

•	Retirement and other employee benefits

Base Salary

In November 2008, due to widespread economic uncertainty in the United States, and to reduce our payroll expenses, management froze employee salaries for 2009 at 2008 levels and postponed annual salary increases which would normally take effect in early 2009 until business conditions improve. Certain employees may have received promotional raises in fiscal 2009 in recognition of increased responsibilities, but none of our Named Executive Officers received such an increase in fiscal 2009. For fiscal 2010, management again froze employee salaries at existing levels until business conditions improve.

What is the purpose of the base salary element of our executive compensation program?

The base salary element of our executive compensation program is designed to attract excellent candidates and provide a stable source of income regardless of stock price performance so that executives can focus on a variety of important business metrics in addition to stock price
.

The salaries for all of our Named Executive Officers in fiscal 2009 appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis. The Compensation Committee maintained Mr. Fishman’s salary at the same level as it has been since 2003 because the Committee decided that any increase in Mr. Fishman’s compensation should be in the form of performance-based compensation.

2009 Executive Bonus Plan

In December 2008, the Compensation Committee approved the terms of the 2009 Executive Bonus Plan, which were the same as the 2008 Executive Bonus Plan. All executive officers, including our Named Executive Officers, and other senior management selected by the Chief Executive Officer participated in the 2009 Executive Bonus Plan. We calculated and paid bonuses under the 2009 Executive Bonus Plan (other than for Messrs. Stata and Fishman) as follows:

Base Salary	X	Individual Target Bonus Percentage	X	Bonus Payout Factor	X	Individual Payout Factor	=	Bonus Payout

Messrs. Stata and Fishman are not eligible for the additional Individual Payout Factor for the reasons described below under Individual Payout Factor. Their bonuses are calculated using only the Bonus Payout Factor used for all other employees. For purposes of this calculation, the Bonus Payout is calculated on a quarterly basis (using Base Salary for that quarter) and paid semi-annually after the end of the second and fourth fiscal quarters. The Individual Payout Factor is applied only at the end of the year to the sum of the four quarterly bonus payout amounts, if the Compensation Committee considers it to be appropriate.

What is the purpose of the performance-based cash element of our executive compensation program?

The performance-based cash element of our executive compensation program is designed to (a) reward short-term (annual) Company performance measured by operating profitability before taxes, and (b) motivate individual performance with an additional 30% increase opportunity.

Individual Target Bonus Percentages.  The Compensation Committee establishes Individual Target Bonus Percentages before the beginning of the fiscal year as part of its annual review of each executive’s compensation. The Compensation Committee established the following target bonuses, as a percentage of base salary, for the Named Executive Officers in 2009, which are the same as their target bonuses for 2008:

Mr. Fishman — 160%

Mr. Zinsner — 75%

Mr. Marshall — 75%

Mr. McAdam — 75%

Mr. Roche — 75%

Mr. McDonough retired as our Chief Financial Officer effective January 12, 2009, and on that same date, David A. Zinsner became our Vice President, Finance and Chief Financial Officer. The bonus percentage for Mr. Zinsner is the same as it was for Mr. McDonough.

The Compensation Committee set these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total compensation (consisting of salary, bonus and equity award) at approximately the 50th percentile of the Peer Group. Mr. Fishman’s target was set at 160% pursuant to the terms of his employment agreement described below. The Compensation Committee maintained the target bonus percentages for the other Named Executive Officers at the same levels as in the prior year because their total cash compensation were within the ranges of total cash compensation at the 50th percentile in the Peer Group.

Bonus Payout Factor.  The Compensation Committee bases the Bonus Payout Factor on our OPBT (operating profit before taxes) as a percentage of revenue for the applicable quarterly bonus period.

Why did we select OPBT as the performance measure for our Executive Bonus Plan?

The Compensation Committee selected OPBT as a measure of Company performance because OPBT directly links incentive payments to Company profitability and we want our employees to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes our OPBT goals encourage a balanced, holistic approach by our executives to manage our business. In addition, payments based on OPBT are not fixed costs, like some other performance measures, but are variable and paid only if we are profitable. The Compensation Committee considers operating profit “before taxes” because our executives cannot predict or directly affect our taxes or our tax rate. The Compensation Committee may adjust the OPBT metric in its sole discretion to include or exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The reason for excluding these items is to prevent payouts under the bonus plan from being adversely or advantageously affected by one-time events. In other words, the Compensation Committee does not want to (a) deter our executives from taking an action that is beneficial for the Company but that would adversely impact his or her bonus payment or (b) encourage actions that are detrimental the Company but that would increase an executive’s bonus payment.

The Compensation Committee annually sets the OPBT targets, which are equally applicable to our executives under the Executive Bonus Plan and all of our non-executive employees under our profit sharing plan. We measure performance against those OPBT targets on a quarterly basis, applying the corresponding Bonus Payout Factor to Base Salary for that quarter, and pay the bonus amounts on a semi-annual basis after the end of the second and fourth quarters.

During fiscal 2009, we used the following table to determine the bonus payout factor for each quarter:

Company Performance (OPBT/Revenue)	Achievement Level	Bonus Payout Factor

12%	Below Target	0%
22.5%	Target	100%
31%	Exceeds Target	200%
36%	Maximum	300%

How did we select the targets and payout amounts?

The Compensation Committee selected the OPBT targets based on what it determined were acceptable profit margins in the semiconductor industry. For example, it determined that it was not appropriate to pay a bonus on profit margins below 12%, considering historical profit margins in the semiconductor industry. Similarly, the Compensation Committee selected the corresponding Bonus Payout Factors based on profit margins it determined could be reasonably expected in the semiconductor industry. For example, profit margins in excess of 36% are exceedingly rare in the semiconductor industry, so the Compensation Committee determined that that level of performance would warrant an exceptional bonus factor of 300%.

In the event that in any quarter Company OPBT exceeds the target level, the bonuses increase from 100% to 300% so that as OPBT increases over the target level, the bonus payout factor increases correspondingly with a cap at 300%. For fiscal 2009, the Company’s actual OPBT and Bonus Payout Factor for each quarter were as follows:

Period	Actual OPBT/Revenue	Bonus Payout Factor

Q1	12.9%	0%*
Q2	14.7%	26%
Q3	16.0%	38%
Q4	22.5%	100%

*	Although a 12.9% OPBT would have resulted in a modest payout under our 2009 Executive Bonus Plan, our Compensation Committee exercised its discretion as permitted under the Plan and determined to suspend the Q1 payout due to the decline in our business, the uncertain outlook and the resulting cost-cutting actions we were taking throughout the Company at the time.

The OPBT for fiscal 2009 was calculated excluding restructuring-related expenses associated with our expense reduction efforts in the first and second quarters. Our Compensation Committee believes these limited exclusions are necessary because we do not expect these expenses to be ongoing future operating expenses and their exclusion facilitates an appropriate comparison of our current operating performance to our past operating performance. In addition, the Compensation Committee did not want the executives to be discouraged from making these difficult cost cutting measures because of any impact on their bonus payments.

Individual Payout Factor.  Each participant in the 2009 Executive Bonus Plan, other than Messrs. Stata and Fishman, was also eligible to have his or her award under this plan increased by an additional Individual Payout Factor. Messrs. Stata and Fishman are not eligible for the additional Individual Payout Factor because the Compensation Committee feels that their performance and the performance of ADI is so closely tied together that their compensation should be based strictly on the overall performance of the Company. As a result, the bonuses of Messrs. Stata and Fishman are calculated using only the Bonus Payout Factor used for all other Analog Devices employees. By contrast, the Compensation Committee feels there are situations where it would be appropriate to reward other executives for superior individual performance or superior performance within that executive’s particular business unit, regardless of the Company’s overall performance.

The Individual Payout Factor can increase the calculated bonus payment for executives by up to 30% based on superior business performance attributable to the executives’ individual efforts. At the end of the fiscal year, the Chief Executive Officer reviews and assesses the performance of each of the Named Executive Officers with respect to his goals and makes recommendations to the Compensation Committee. The Committee then, in its discretion, determines whether there is extraordinary performance justifying the application of an Individual Payout Factor for applicable Named Executive Officers. In evaluating whether the Company and the individual have achieved extraordinary business performance, the Compensation Committee may consider, among other things, the significant overachievement of revenue and profitability goals for the executives’ respective businesses under the Company’s annual business plan, as well as the achievement of extraordinary individual non-financial results that contributed positively to our performance.

For fiscal 2009, the Compensation Committee determined that the quarterly Bonus Payout Factors accurately reflected our business performance and therefore made no further adjustments to any Named Executive Officer’s compensation using the Individual Payout Factor. The actual bonus payments for the Named Executive Officers under the 2009 Executive Bonus Plan appear in the Summary Compensation Table below.

2010 Executive Bonus Plan

In December 2009, the Compensation Committee approved the terms of the 2010 Executive Bonus Plan, which were the same as the 2009 Executive Bonus Plan described above, except that the minimum OPBT at which a payout would be made was increased from 12% to 15%. The reason for increasing this “floor” was to ensure a minimum profitability level that would justify making a payout under the plan both from an administrative cost perspective and also based on profitability levels in the semiconductor industry that our Compensation Committee determined were achievable based on past industry performance. The individual target bonus percentages and OPBT targets for our executives remained the same for fiscal 2010 as they were in fiscal 2009. Achievement of the Bonus Payout Factor and Individual Payout Factor for fiscal 2010 will be determined based on fiscal 2010 performance.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We currently have one plan, the 2006 Stock Incentive Plan, under which we grant equity awards. The 2006 Plan permits us to grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of Analog. The 2006 Plan does not permit us to grant options with exercise prices below the fair market value of our common stock on the date on which the options are granted. We believe that our equity program is critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

What is the purpose of the equity component of our executive compensation program?

The equity component of our executive compensation program is designed to (a) attract excellent candidates, (b) reward long-term (multi-year) Company performance measured by stock price appreciation, (c) align executive and shareholder interests, and (d) promote long-term retention. The Committee selected equity awards and stock price performance as the primary component of our long-term incentive program because it felt that other measures of Company performance were too difficult to target and predict over the same five-year vesting period it uses for stock options.

All of our stock options have a term of ten years, and they generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. We believe that meaningful vesting periods encourage recipients to remain with the Company over the long-term and, because the value of the awards is based on our stock price, stock options encourage recipients to focus on achievement of longer-term goals, such as strategic growth, business innovation and shareholder return. In general, employees whose employment terminates (other than for death or disability) before the award fully vests forfeit the unvested portions of these awards. While we believe that our longer vesting periods serve our employee retention goals, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

We annually set a goal to keep the shareholder dilution related to our equity ownership program to a certain percentage, net of forfeitures. This dilution percentage is calculated as the total number of shares of common stock underlying new option grants made during the year, net of management’s estimated forfeitures and cancellations for the year, divided by the total number of outstanding shares of our common stock at the beginning of the year. For fiscal 2009, our net dilution percentage was −0.54%, compared to 3.7% for our Peer Group. Our 2009 net dilution percentage was significantly lower than that of our Peer Group as a result of our continuing efforts to reduce the impact of stock option compensation expense on our financial statements by granting fewer equity awards and due to headcount reductions we made during the year, which resulted in the forfeiture of a number of equity awards held by those employees. We set the fiscal 2010 maximum gross dilution percentage related to our option program at 2.1%.

The size of the equity awards approved by our Compensation Committee for our executives are reflective of the executive’s individual responsibilities and where that person is in his or her career with ADI. In fiscal 2009, the Compensation Committee authorized grants of stock options to the Named Executive Officers, as follows:

Mr. Marshall — 75,000 options

Mr. McAdam — 75,000 options

Mr. Roche — 90,000 options

In granting these options, the Compensation Committee considered the equity compensation levels of comparable executives at the Peer Group companies, as well as the number of shares of Company stock and stock options that each of the executives already held. Mr. Fishman did not receive an equity award during 2009, under the terms of his retention agreement. Mr. Zinsner did not receive a 2009 annual equity grant because he received a new hire grant of 160,000 options and 35,000 restricted stock units when he joined the Company in January 2009.

2010 Equity Compensation

In December 2009, our Compensation Committee changed the target mix of equity awards for our executives for fiscal 2010 to 50% stock options and 50% restricted stock units.

Why did we change the mix of our equity compensation in fiscal 2010?

The reason for the change was a desire to retain stock options that vest over five years as a way to reward long-term value creation and to add restricted stock units that cliff vest in three years in order to recognize sustained contribution to the organization. In addition, in a volatile stock market, restricted stock units continue to provide value when stock options may not, which the Compensation Committee felt would be useful in retaining talented executives in unpredictable economic times.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees.

What is the purpose of the retirement and other employee benefit component of our executive compensation program?

The retirement and other employee benefit component of our executive compensation program is designed to (a) attract excellent candidates by providing financial protection and security, and (b) reward our executives for the total commitment we expect from them in service to the Company.

In the United States, under our 401(k) plan, we contribute to the plan on behalf all participants, including our Named Executive Officers, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to IRS limits. We maintain a program under which we provide employees who are eligible to participate in the 401(k) plan and whose compensation is greater than the amount that may be taken into account in any plan year as a result of the limits of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, with a payment equal to 8% of the employee’s compensation in excess of the IRS limit.

We maintain a Deferred Compensation Plan under which our executive officers and directors, along with a group of highly compensated management and engineering employees, or fellows, are eligible to defer receipt of some or all of their cash compensation. Under our Deferred Compensation Plan, we also provide all participants (other than non-employee directors) with matching contributions equal to 8% of eligible contributions. See “— Non-Qualified Deferred Compensation Plan” below.

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. This plan is described more fully below under “— Pension Benefits.” The ADBV Executive Investment Partnership Plan is a defined-contribution plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Under this plan, we will match employee contributions to the ADBV Executive Investment Partnership Plan, up to a maximum of 4% of their annual salary, subject to limits established by the Irish tax authorities.

Why do we offer these specific retirement and pension benefits?

We established the 401(k) plan described above to provide the same employee matching contribution that we offer our employees to our higher-paid employees, to the extent their compensation levels exceed the IRS 401(k) contribution limits. We offer the Deferred Compensation Plan described above to give the eligible participants the opportunity to save for retirement on a tax-deferred basis. Our Analog Devices B.V. Executive Pension Plan and our ADBV Executive Investment Partnership Plan are consistent with defined-benefit pension plans and defined-contribution plans commonly offered in Ireland and, because our Irish executives are ineligible to participate in our U.S.-based 401(k) plan, we make these comparable plans available to them. The Compensation Committee believes that each of these benefits is important to the competitiveness of our overall compensation program.

Limited Perquisites

The only perquisites that we provided to our executives in 2009 were automobiles for Messrs. Marshall and McAdam and tax and estate planning services for Mr. Fishman. These items are detailed in the Summary Compensation Table below.

Why do we offer these additional benefits?

Automobile benefits are a common market practice in Ireland and we feel the benefit is an important part of our compensation program and enables us to remain competitive for industry talent in that region. We believe that tax and estate planning services are important benefits that enable Mr. Fishman to effectively utilize the compensation we pay him.

Agreements with our Chief Executive Officer

On November 14, 2005, we entered into an employment agreement with Mr. Fishman. Under this agreement, referred to as the 2005 employment agreement, we agreed to continue to employ Mr. Fishman, and Mr. Fishman agreed to continue to serve, as our President and Chief Executive Officer for a term of five years until November 14, 2010. Under the 2005 employment agreement, Mr. Fishman received base salary and an annual bonus for fiscal 2009 as described above under “Components of Executive Compensation.”

In October 2007, we entered into a long-term retention agreement with Mr. Fishman, referred to as the 2007 retention agreement. The Compensation Committee designed this agreement to provide appropriate long-term incentives linking Mr. Fishman’s compensation directly to our annual performance. The 2007 retention agreement provides that, so long as Mr. Fishman’s employment with us does not terminate prior to November 14, 2010, we will credit to an account established for Mr. Fishman under our Deferred Compensation Plan an amount equal to $5 million plus an amount (not to exceed $5 million for any year) equal to two times the annual bonus earned by Mr. Fishman for each of fiscal 2008, 2009 and 2010 under our Executive Bonus Plan. The amounts credited to Mr. Fishman’s account under this agreement will be payable to Mr. Fishman, subject to certain exceptions, only if he remains employed by us through November 14, 2010. The incentives provided in the 2007 retention agreement are based on the Company’s OPBT, which is the same performance measure that the Compensation Committee uses to determine the Executive Bonus Plan described above, as well as the bonuses we pay to all Analog Devices employees under our profit sharing plan. For fiscal 2009, the annual bonus earned by Mr. Fishman was $635,900. Pursuant to the 2007 retention agreement, this also produced a credit of $1,271,800 that will be earned only if Mr. Fishman remains employed by us through November 14, 2010. These amounts reflect an actual OPBT of 16.8% versus a target of 22.5%, yielding a payout at 41% of target. This represents a 65% decline from the amount Mr. Fishman earned in 2008, which reflects the impact of the general economic decline on Analog’s financial performance, and is consistent with Analog’s strategy to reduce variable compensation expenses during a period of depressed financial performance.

On January 14, 2010, after the end of our fiscal year, Analog Devices and Mr. Fishman entered into an amended and restated employment agreement that amends the 2005 employment agreement and extends the period of Mr. Fishman’s employment to October 28, 2012 (the “employment period”).

Why did we enter into a new employment agreement with Mr. Fishman?

Mr. Fishman’s current employment agreement was due to expire in November 2010. The Board of Directors determined that extending Mr. Fishman’s term as the Company’s President and Chief Executive Officer for another two years was in the best interest of the Company and its stockholders because of Mr. Fishman’s successful leadership of the Company over the past two decades and his deep experience in the semiconductor industry generally.

Pursuant to the amended employment agreement, Mr. Fishman’s base salary of $930,935 and his annual bonus target percentage under the Analog Executive Bonus Plan of 160% of his annual base salary remain unchanged from his prior employment agreement. Analog’s Executive Bonus Plan for each fiscal year is subject to the approval of the Compensation Committee. In addition to his base salary and annual bonus, Mr. Fishman continues to be eligible to receive an additional annual bonus equal to his annual bonus multiplied by two, not to exceed $5 million in any year (consistent with the 2007 retention agreement). Assuming Analog Devices performs at target OPBT levels, 83% of Mr. Fishman’s annual cash compensation will be tied to Analog’s business performance. Under the amended employment agreement, Analog has granted Mr. Fishman an award of 160,000 restricted stock units (RSUs) under 2006 Stock Incentive Plan.

These RSUs vest in a single installment on January 15, 2013 or upon the occurrence of certain events, as described below. Mr. Fishman did not receive any equity awards in 2008 or 2009, and we expect this equity grant will be the only equity award he will receive during the remaining three years of his amended employment agreement. The Compensation Committee elected to make this award to encourage Mr. Fishman to agree to extend the term of his employment agreement through fiscal 2012 and to tie the value of that award entirely to Analog’s performance, as measured by stock price.

Pursuant to the existing terms of the 2007 executive retention agreement, if Mr. Fishman is still employed by Analog on November 14, 2010 (which is the end of his original employment period), or earlier under certain circumstances, Mr. Fishman’s account in the Company’s Deferred Compensation Plan (or the DCP) will be credited with an amount equal to the aggregate retention bonuses earned by him under the 2007 agreement. As provided in the 2007 retention agreement, this compensation will not be payable to him until the later of six months after termination of employment or the first day of the fiscal year after termination of employment. Because Mr. Fishman’s employment period has been extended under his amended employment agreement, his access to these amounts has been deferred longer than originally anticipated. As a result, the amended employment agreement provides that from and after November 14, 2010 Analog will credit to Mr. Fishman’s DCP account (as additional earnings) the difference, if any, between (a) the amount actually earned on Mr. Fishman’s DCP account allocated to the money market account investment option and (b) the amount that would have been earned on such amounts at the mid-term applicable federal rate in effect at the beginning of the applicable year. The mid-term applicable federal rate for January 2010 was 2.45%. Commencing with fiscal 2011, Mr. Fishman’s additional annual bonus will no longer be deferred but will instead be paid to Mr. Fishman semi-annually, consistent with Analog’s bonus plan for all employees.

If, prior to the end of the employment period, Mr. Fishman’s employment with Analog is terminated by Analog without “cause” or by Mr. Fishman for “good reason,” (as each term is defined in the amended employment agreement), then Mr. Fishman shall receive:

•	his accrued but unpaid base salary and vacation pay; his actual annual bonus and additional bonus for the quarter in which the termination occurs; the amount of base salary and annual bonus he would have received (at target) over the remaining balance of the employment period; and a severance payment equal to the amount of his base salary and target annual bonus; and

•	acceleration of all outstanding equity awards.

If such termination were to occur following a change in control, Mr. Fishman would be entitled to receive the greater of the benefits described above or the amounts that would be payable under his change in control employee retention agreement described below under “— Change in Control and Retention Agreements.” If termination were to occur by reason of death or disability, Mr. Fishman (or his estate) would receive his annual bonus and additional bonus for the quarter in which such termination occurs, and the vesting of the RSUs awarded pursuant to the amended employment agreement would accelerate.

In consideration for the severance payment and for no additional consideration, Mr. Fishman shall perform up to two days of consulting services per week for up to 12 months following termination of Mr. Fishman’s employment under certain circumstances. During this period, he will not be eligible to receive any additional compensation from Analog. Also, Mr. Fishman will not compete with Analog during the employment period and for two years following the employment period.

Analog and Mr. Fishman also amended the 2007 retention agreement to eliminate the provision under which Analog had previously agreed to indemnify Mr. Fishman for any excess parachute payment tax payable in connection with a change in control of Analog.

In establishing the terms of the amended employment agreement, the Committee, with the assistance of PMP, reviewed the total compensation packages of chief executive officers in the Peer Group. The Committee determined, based on this review, that Mr. Fishman’s total direct compensation under the amended employment agreement (consisting of base salary, annual bonus and annual additional bonus at target, and a pro rata portion of the RSUs) would be in the top quartile of the comparable total direct compensation of chief executive officers in the Peer Group. The Committee believes that the top quartile is an appropriate level for

Mr. Fishman’s total direct compensation both because of Mr. Fishman’s performance as one of the most experienced and qualified chief executive officers in the semiconductor industry and because a large majority of Mr. Fishman’s total compensation will be performance-based.

See “— Change in Control and Retention Agreements” below for additional information about the terms of Mr. Fishman’s amended employment agreement.

Severance, Retention and Change in Control Benefits

We enter into change in control employee retention agreements with each of our executive officers and other key employees of the Company. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors. See “— Change in Control and Retention Agreements” below for additional information about these agreements.

Why do we offer these retention benefits?

We designed the change in control employee retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of the Company and our shareholders, without having to be concerned about their future employment. These agreements also help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the basis for selecting events triggering payments under the agreements. The Compensation Committee also considered the benefit of the releases of claims that we would receive in exchange from the executive prior to the receipt of severance amounts. In fiscal 2009, the Compensation Committee asked PMP, its compensation consultant, to review our severance, retention and change in control arrangements and PMP determined that they were consistent with prevalent market practice. In September 2009, the Compensation Committee determined to eliminate tax gross-up provisions for change in control future retention agreements awarded.

In addition, under our 2006 Plan, in the event of a change in control, all of our employees, including our Named Executive Officers, would have one-half of the shares of common stock subject to their then outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of the unvested options or RSUs would continue to vest in accordance with the original vesting schedules, provided that any remaining unvested options or RSUs would vest if, on or prior to the first anniversary of the change in control, the employee is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below.

Equity Award Grant Date Policy

We will not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so. In 2006, the Compensation Committee adopted specific policies regarding the grant dates of stock options and stock-based awards, which we refer to as awards, for our executive officers and employees:

•	New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that the NYSE is open). The exercise price of all new hire stock options equals the closing price of our common stock on the grant date.

•	Annual Grants: The Compensation Committee approves the annual award grants to our executive officers and employees at one or more meetings held after we file our Annual Report on Form 10-K and before December 31. The grant date of all annual awards is the 2nd business day following January

1 that the NYSE is open. The Compensation Committee has decided to fix the grant date of the annual awards in early January because it follows the conclusion of both our worldwide annual employee compensation review process and the December holiday season and thereby allows us to complete in a timely and efficient manner the numerous administrative and accounting requirements associated with the annual awards. The exercise price of all annual stock option awards equals the closing price of our common stock on the grant date.

•	Other Grants: All other awards granted to existing executive officers and employees throughout the year (“off-cycle awards”) have a grant date of either: (1) the 15th day of the month (or the next succeeding business day that the NYSE is open) in which the award is approved, if the approval occurs before the 15th, or (2) the 15th day of the following month (or the next succeeding business day that the NYSE is open), if the approval occurs after the 15th day of the month. The exercise price of all off-cycle stock option awards equals the closing price of our common stock on the grant date.

•	Foreign Registrations. Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that the NYSE is open) following the effective date of that registration or approval.

•	Blackout Periods: We do not grant off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end on the third business day after we announce our quarterly earnings.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the other executive officers whose compensation is required to be disclosed to our shareholders under the Securities and Exchange Act of 1934 by reason of being among our most highly compensated officers (excluding the Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers, except cash bonus awards, in a manner that is intended to avoid the disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our plans will be treated as qualified performance-based compensation under Section 162(m).

In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

Our Named Executive Officers also have change in control employee retention agreements which contain provisions regarding Section 280G of the Internal Revenue Code. As set forth above, in connection with the execution of Mr. Fishman’s Amended and Restated Employment Agreement dated January 14, 2010, Mr. Fishman’s right to seek indemnification from the Company for the excise tax on excess parachute payments in the event of a change in control was eliminated. Our Named Executive Officers are eligible to participate in our Deferred Compensation Plan, which contains provisions regarding Section 409A of the Internal Revenue Code. See “— Change in Control and Retention Agreements” below for additional information about these arrangements.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and all predecessor plans in accordance with U.S. generally accepted accounting principles.

Summary Compensation

The following table contains certain information about the compensation that our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers earned in fiscal 2009, fiscal 2008 and fiscal 2007. We refer to these executive officers collectively as our Named Executive Officers.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)(5)	($)(6)		($)

Jerald G. Fishman	2009	930,935	—		—	635,900	—	1,371,383	(6)(8)	2,938,218
President and Chief	2008	930,935	—		—	1,812,030	—	3,715,294	(6)(8)	6,458,259
Executive Officer	2007	948,838	—		2,367,775	1,317,632	—	5,089,642	(6)(8)	9,723,887
David A. Zinsner*	2009	363,462	—	86,802	1,598,912	144,087	—	224,510	(6)	2,417,773
Vice President, Finance and Chief Financial Officer
Robert R. Marshall	2009	398,580			561,413	122,563	450,620	126,878	(7)	1,660,054
Vice President, Worldwide	2008	394,748	—		395,785	359,900	—	137,175	(7)	1,287,608
Manufacturing	2007	378,688	—		473,555	241,242	—	132,881	(7)	1,226,366
Robert P. McAdam	2009	398,580			561,413	122,563	570,498	120,315	(7)	1,773,369
Vice President, Core	2008	394,748	—		395,785	359,900	—	129,826	(7)	1,280,259
Products and Technologies Group	2007	378,688	—		473,555	241,242	—	130,093	(7)	1,223,578
Vincent T. Roche	2009	390,012	—		673,695	124,879	23,730	31,201	(6)	1,243,517
Vice President,	2008	383,484	—		633,256	350,218	2,963	31,679	(6)	1,401,600
Strategic Market Segments Group	2007	358,562	—		473,555	232,895	2,294	28,685	(6)	1,095,991
Joseph E. McDonough,*	2009	162,241 (9)	—		—	—	—	14,129	(6)	176,370
Former Vice President,	2008	407,657	—		—	372,487	—	32,589	(6)	812,733
Finance and Chief Financial Officer	2007	386,019	—		473,555	250,830	—	30,882	(6)	1,141,286

*	Mr. Zinsner became our Vice President, Finance and Chief Financial Officer effective January 12, 2009, replacing Mr. McDonough, who retired as of the same date.

(1)	Represents base salary amounts earned in fiscal years 2009, 2008 and 2007, respectively. Fiscal 2009 and fiscal 2008 were 52-week fiscal years. Fiscal 2007 was a 53-week fiscal year. With respect to Messrs. Marshall and McAdam, salaries are denominated in U.S. dollars but are paid monthly in Euros. The Euro equivalent is calculated by using the prior month’s average exchange rate.

(2)	With the exception of ignoring the impact of the forfeiture rate relating to service based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock unit and option awards for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during fiscal years 2009, 2008 or 2007. The value as of the grant date for stock options and restricted stock units is recognized over the number of days of service required for the grant to become vested.

The following table includes the assumptions used to calculate the grant date fair value reported for fiscal years 2009, 2008 and 2007 on a grant by grant basis.

				Assumptions
		Shares	Exercise		Expected	Risk-Free	Dividend	Grant Date
	Grant	Granted	Price	Volatility	Life	Interest	Yield	Fair Value
Name	Date	(#)	($)	(%)	(Years)	Rate (%)	(%)	($)

Jerald G. Fishman	1/04/2007	250,000	33.41	30.496	5.10	4.610	2.155	9.4711
David A. Zinsner	2/17/2009	35,000	—	47.420	5.30	1.650	4.000	17.68
	2/17/2009	160,000	20.00	47.420	5.30	1.650	4.000	6.1257
Robert R. Marshall	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	9.4711
	1/03/2008	50,000	29.91	32.160	5.10	3.260	2.407	7.9157
	1/05/2009	75,000	19.57	59.520	5.30	1.670	4.088	7.4855
Robert P. McAdam	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	9.4711
	1/03/2008	50,000	29.91	32.160	5.10	3.260	2.407	7.9157
	1/05/2009	75,000	19.57	59.520	5.30	1.670	4.088	7.4855
Vincent T. Roche	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	9.4711
	1/03/2008	80,000	29.91	32.160	5.10	3.260	2.407	7.9157
	1/05/2009	90,000	19.57	59.520	5.30	1.670	4.088	7.4855
Joseph E. McDonough	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	9.4711

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 31, 2009.

(3)	We paid these amounts pursuant to the terms of our 2009 Executive Bonus Plan, and we based all of the bonus payments on our operating profits before tax (as adjusted). Messrs. Marshall’s and McAdam’s amounts above are denominated in U.S. dollars, but we pay them in Euros. We calculate the Euro equivalent by using the prior month’s average exchange rate for each of the three months within the quarter in which the bonus is earned. See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under this plan.

(4)	The table above does not include an aggregate decrease in the actuarial present value during fiscal 2008 for Messrs. Marshall, McAdam and Roche of $214,198, $195,452, and $76,138, respectively, and during fiscal 2007 for Messrs. Marshall, McAdam and Roche of $102,628, $66,552 and $25,933, respectively, under the Analog Devices B.V. Executive Pension Plan. Their pensions are denominated in Euros. We calculated the U.S. Dollar amount for fiscal 2009 using the exchange rate as of October 31, 2009, or 0.6793 Euro per U.S. dollar, for fiscal 2008 using the exchange rate as of November 1, 2008, or 0.7854 Euro per U.S. dollar and for fiscal 2007 using the exchange rate as of November 3, 2007, or 0.6941 Euro per U.S. dollar.

(5)	Mr. Roche’s amount above represents the above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans. The amounts reflect only the interest earned in excess of the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate, under the fixed-rate investment option on account balances under our Deferred Compensation Plan. SEC regulations consider the “market rate” to be 120% of the applicable federal long-term rate, or AFR. We calculated the earnings credited to participants electing the fixed-rate investment option for fiscal 2009 using an average rate of 6.61% and 120% of the AFR was 5.71%; for fiscal 2008 using an average rate of 6.58% and 120% of the AFR was 5.71%; and for fiscal 2007 using an average rate of 6.43% and 120% of the AFR was 5.66%. The total amount of interest credited to Mr. Roche’s deferred compensation account in fiscal 2009, fiscal 2008 and fiscal 2007 was $6,197, $28,799 and $25,640, respectively. See “Non-Qualified Deferred Compensation” below.

(6)	The amounts shown in the “All Other Compensation” column are comprised of the following:

		Deferred	Tax &		Excess	Employee		Healthcare
	Fiscal	Compensation	Estate		Liability	Service	Relocation	Savings
Name	Year	Plan	Planning	Taxes	Insurance	Award	Expenses	Account

Jerald G. Fishman	2009	76,475	10,150	10,112	2,846	—	—	—
	2008	74,475	9,763	6,998	—	—	—	—
	2007	75,908	4,500	3,225	—	6,009	—	—
David A. Zinsner	2009	—	—	—	—	—	223,360	1,150
	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—
Vincent T. Roche	2009	31,201	—	—	—	—	—	—
	2008	30,679	—	—	—	—	—	1,000
	2007	28,685	—	—	—	—	—
Joseph E. McDonough	2009	12,979	—	—	—	—	—	1,150
	2008	32,589	—	—	—	—	—	—
	2007	30,882	—	—	—	—	—	—

(7)	The amounts for Messrs. Marshall and McAdam in fiscal 2009 include $87,392 which we contributed under our retirement arrangements including the Analog Devices B.V. Executive Pension Plan and the ADBV Executive Investment Partnership Plan. The amounts for Messrs. Marshall and McAdam in fiscal 2008 include $98,345 and $98,270, respectively, which we contributed under our retirement arrangements including the Analog Devices B.V. Executive Pension Plan and the ADBV Executive Investment Partnership Plan. For fiscal 2007, the amounts include $97,988 and $97,869 for Mr. Marshall and Mr. McAdam, respectively, contributed by us under our retirement arrangements including the Analog Devices B.V. Executive Pension Plan and the ADBV Executive Investment Partnership Plan. These amounts also include $39,486, $38,830 and $34,893 for Mr. Marshall and $32,923, $31,556 and $32,223 for Mr. McAdam for fiscal 2009, 2008 and 2007, respectively, for repairs, gas, tax and insurance related to their use of Company-owned automobiles. These automobile costs are incurred in Euros. The U.S. dollar equivalent reflected in the table above is calculated by using the average yearly exchange rate, or 0.7300 Euro per U.S. dollar for fiscal 2009, 0.6700 Euro per U.S. dollar for fiscal 2008 and 0.7426 Euro per U.S. dollar for fiscal 2007.

(8)	These amounts include $1,271,800, $3,624,058 and $5,000,000 in fiscal 2009, 2008 and fiscal 2007, respectively, that is payable to Mr. Fishman under his 2007 retention agreement if he remains employed by the Company through November 14, 2010. The amount earned in each of fiscal 2008 and fiscal 2009 is equal to two times the amount of his bonus payable under the Executive Bonus Plan for that year. See “— Agreements with our Chief Executive Officer” above.

(9)	Mr. McDonough served as our Vice President, Finance and Chief Financial Officer until January 12, 2009. After this date, Mr. McDonough remained a non-executive employee of the Company. Mr. McDonough was on a reduced schedule during a portion of both 2007 and 2008.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table presents information on plan-based awards in fiscal 2009 to the named executive officers in the Summary Compensation Table:

						All Other	All Other		Grant
						Stock	Option		Date
						Awards:	Awards:	Exercise	Fair Value
			Estimated Possible Payouts Under			Number of	Number of	Price of	of Stock
			Non-Equity Incentive Plan			Shares of	Securities	Option	and
			Award(1)			Stock or	Underlying	Award	Option
	Grant	Approval	Threshold	Target	Maximum	Units	Options	($ Per	Awards
Name	Date(2)	Date	($)	($)	($)	(#)(3)	(#)(4)	Share)(5)	($)

Jerald G. Fishman	N/A	—	0	1,489,496	4,468,488	—	—	—	—
David A. Zinsner	N/A	—	0	272,596	1,063,125	—	—	—	—
	2/17/2009	11/13/2008	—	—	—	35,000	—	—	618,800 (6)
	2/17/2009	11/13/2008	—	—	—	—	160,000	20.00	980,112 (7)
Robert R. Marshall	N/A		0	298,935	1,165,847
	1/05/2009	12/29/2008	—	—	—		75,000	19.57	561,413 (8)
Robert P. McAdam	N/A	—	0	298,935	1,165,847	—	—	—	—
	1/05/2009	12/29/2008	—	—	—	—	75,000	19.57	561,413 (8)
Vincent T. Roche	N/A		0	292,509	1,140,785	—	—	—	—
	1/05/2009	12/29/2008	—	—	—	—	90,000	19.57	673,695 (8)
Joseph E. McDonough	N/A	—	—	—	—	—	—	—	—

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our 2009 Executive Bonus Plan, respectively. The actual amounts we paid are reflected in the Summary Compensation Table and were as follows:

Actual Payout under
Non-Equity Incentive
Name	Plans for Fiscal Year 2009

Jerald G. Fishman	$635,900
David A. Zinsner	$144,087
Robert R. Marshall	$122,563
Robert P. McAdam	$122,563
Vincent T. Roche	$124,879
Joseph E. McDonough	$0

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our 2009 Executive Bonus Plan.

(2)	Under our equity award grant date policy, the grant date of our annual equity awards is the second business day following January 1 that the NYSE is open. New hire awards (as in the case of Mr. Zinsner) are granted on the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that the NYSE is open).

(3)	Represents restricted stock units granted pursuant to our 2006 Stock Incentive Plan on February 17, 2009. These units vest, so long as the executive continues to be employed with us, in five equal installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(4)	Represents options granted pursuant to our 2006 Stock Incentive Plan on January 5, 2009 and February 17, 2009. These options become exercisable, so long as the executive continues to be employed with us, in five equal installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(5)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(6)	The grant date fair value of restricted stock units represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting.

The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

(7)	The grant date fair value of each of these options was $6.1257 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 1.650% risk free interest rate; 4.000% dividend yield; 47.420% expected volatility; and a 5.3-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

(8)	The grant date fair value of each of these options was $7.4855 per share and was computed using a Black-Scholes valuation methodology. We estimated the grant date fair value of these options using the following assumptions: 1.670% risk free interest rate; 4.088% dividend yield; 59.520% expected volatility; and a 5.3-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

After the end of fiscal 2009, on January 5, 2010, we granted the following stock options and restricted stock units to our officers named in the Summary Compensation Table. Stock options were granted at an exercise price of $31.62 per share, which was the closing price of our stock on the date of grant:

Name	Stock Options	Restricted Stock Units

Jerald G. Fishman*	—	—
David A. Zinsner*	—	—
Robert R. Marshall	47,500	12,825
Robert P. McAdam	47,500	12,825
Vincent T. Roche	47,500	12,825
Joseph E. McDonough	—	—

*	Mr. Fishman was not entitled to receive an annual equity award in 2009 and Mr. Zinsner did not receive an annual equity award because his new hire equity award in fiscal 2009 was a two-year grant. For information about equity awards made to Mr. Fishman in 2010 pursuant to his amended employment agreement, see “—Agreements with our Chief Executive Officer” above.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information with respect to outstanding stock options held by the officers named in the Summary Compensation Table as of October 31, 2009:

	Option Awards				Stock Awards
						Market
					Number of	Value
	Number of	Number of			Shares or	of Shares
	Securities	Securities			Units of	or Units of
	Underlying	Underlying			Stock	Stock that
	Unexercised	Unexercised	Option	Option	that Have	Have Not
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date(3)	(#)(4)	($)(5)

Jerald G. Fishman	600,000	—	28.97 (2)	12/30/2009	—	—
	600,000	—	44.50	12/10/2010	—	—
	13,964	—	48.27 (2)	07/18/2011	—	—
	530,000	—	41.05	01/22/2012	—	—
	500,000	—	19.89	09/24/2012	—	—
	400,000	—	45.27	12/10/2013	—	—
	266,666	133,334	37.70	12/07/2014	—	—
	125,000	125,000	33.41	01/04/2017	—	—
David A. Zinsner	—	160,000	20.00	02/17/2019	35,000	897,050

	Option Awards				Stock Awards
						Market
					Number of	Value
	Number of	Number of			Shares or	of Shares
	Securities	Securities			Units of	or Units of
	Underlying	Underlying			Stock	Stock that
	Unexercised	Unexercised	Option	Option	that Have	Have Not
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date(3)	(#)(4)	($)(5)

Robert R. Marshall	70,000	—	28.75	12/30/2009	—	—
	90,000	—	44.50	12/10/2010	—	—
	545	—	45.90	06/01/2011	—	—
	4,725	—	39.06	07/18/2011	—	—
	80,000	—	41.05	01/22/2012	—	—
	683	—	36.62	05/31/2012	—	—
	40,000	—	19.89	09/24/2012	—	—
	382	—	37.38	06/02/2013	—	—
	65,000	—	45.27	12/10/2013	—	—
	517	—	48.41	06/01/2014	—	—
	43,333	21,667	37.70	12/07/2014	—	—
	675	—	37.04	06/01/2015	—	—
	30,000	20,000	39.44	12/06/2015	—	—
	20,000	30,000	33.41	01/04/2017	—	—
	10,000	40,000	29.91	01/03/2018	—	—
	—	75,000	19.57	01/05/2019	—	—
Robert P. McAdam	110,000	—	28.75	12/30/2009	—	—
	90,000	—	44.50	12/10/2010	—	—
	545	—	45.90	06/01/2011	—	—
	4,725	—	39.06	07/18/2011	—	—
	80,000	—	41.05	01/22/2012	—	—
	683	—	36.62	05/31/2012	—	—
	80,000	—	19.89	09/24/2012	—	—
	278	—	37.38	06/02/2013	—	—
	65,000	—	45.27	12/10/2013	—	—
	517	—	48.41	06/01/2014	—	—
	43,333	21,667	37.70	12/07/2014	—	—
	675	—	37.04	06/01/2015	—	—
	24,000	16,000	39.44	12/06/2015	—	—
	20,000	30,000	33.41	01/04/2017	—	—
	10,000	40,000	29.91	01/03/2018	—	—
	—	75,000	19.57	01/05/2019	—	—
Vincent T. Roche	55,000	—	28.75	12/30/2009	—	—
	40,000	—	44.50	12/10/2010	—	—
	30,000	—	32.78	04/02/2011	—	—
	534	—	45.90	06/01/2011	—	—
	3,672	—	39.06	07/18/2011	—	—
	60,000	—	41.05	01/22/2012	—	—
	669	—	36.62	05/31/2012	—	—
	60,000	—	19.89	09/24/2012	—	—
	656	—	37.38	06/02/2013	—	—
	65,000	—	45.27	12/10/2013	—	—
	517	—	48.41	06/01/2014	—	—
	43,333	21,667	37.70	12/07/2014	—	—
	675	—	37.04	06/01/2015	—	—
	30,000	20,000	39.44	12/06/2015	—	—
	20,000	30,000	33.41	01/04/2017	—	—
	16,000	64,000	29.91	01/03/2018	—	—
	—	90,000	19.57	01/05/2019	—	—

	Option Awards				Stock Awards
						Market
					Number of	Value
	Number of	Number of			Shares or	of Shares
	Securities	Securities			Units of	or Units of
	Underlying	Underlying			Stock	Stock that
	Unexercised	Unexercised	Option	Option	that Have	Have Not
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date(3)	(#)(4)	($)(5)

Joseph E. McDonough	90,000	—	44.50	12/10/2010	—	—
	545	—	45.90	06/01/2011	—	—
	6,052	—	39.06	07/18/2011	—	—
	80,000	—	41.05	01/22/2012	—	—
	40,000	—	19.89	09/24/2012	—	—
	65,000	—	45.27	12/10/2013	—	—
	43,333	21,667	37.70	12/07/2014	—	—
	50,000	—	39.44	12/06/2015	—	—
	50,000	—	33.41	01/04/2017

(1)	The remaining unexercised options held by these officers vest, subject to continued employment, as follows:

		Jerald G.	David A.	Robert R.	Robert P.	Vincent T.	Joseph E.
Grant Date	Vest Date	Fishman	Zinsner	Marshall	McAdam	Roche	McDonough

12/07/2004	12/07/2009	133,334	—	21,667	21,667	21,667	21,667
12/06/2005	12/06/2009	—	—	10,000	8,000	10,000	—
	12/06/2010	—	—	10,000	8,000	10,000	—
01/04/2007	01/04/2010	62,500	—	10,000	10,000	10,000	—
	01/04/2011	62,500	—	10,000	10,000	10,000	—
	01/04/2012	—	—	10,000	10,000	10,000	—
01/03/2008	01/03/2010	—	—	10,000	10,000	16,000	—
	01/03/2011	—	—	10,000	10,000	16,000	—
	01/03/2012	—	—	10,000	10,000	16,000	—
	01/03/2013	—	—	10,000	10,000	16,000	—
01/05/2009	01/05/2010	—	—	15,000	15,000	18,000	—
	01/05/2011	—	—	15,000	15,000	18,000	—
	01/05/2012	—	—	15,000	15,000	18,000	—
	01/05/2013	—	—	15,000	15,000	18,000	—
	01/05/2014	—	—	15,000	15,000	18,000	—
02/17/2009	02/17/2010	—	32,000	—	—	—	—
	02/17/2011	—	32,000	—	—	—	—
	02/17/2012	—	32,000	—	—	—	—
	02/17/2013	—	32,000	—	—	—	—
	02/17/2014	—	32,000	—	—	—	—

(2)	On June 13, 2008, 600,000 options granted to Mr. Fishman on November 30, 1999 at an exercise price per share of $28.75 were amended to adjust the exercise price per share to $28.97. On June 13, 2008, 13,964 options granted to Mr. Fishman on July 18, 2001 at an exercise price per share of $39.06 were amended to adjust the exercise price per share to $48.27.

(3)	The expiration date of each stock option award is ten years after its grant date.

(4)	RSUs vest in five equal installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(5)	The market value was calculated based on $25.63, the closing price per share of our common stock on October 30, 2009.

Option Exercises and Stock Vested During Fiscal 2009

None of our officers named in the Summary Compensation Table exercised stock options or received shares from vested or unrestricted awards during fiscal 2009.

Pension Benefits

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Mr. Roche previously worked for Analog Devices B.V., our Irish subsidiary, and has accumulated a benefit under this plan. He is currently a U.S. employee and therefore is not an active member of the plan. This plan is consistent with defined-benefit pension plans commonly offered in Ireland and, because our Irish executives are not eligible to participate in our U.S.-based 401(k) plan, we make this comparable plan available to them.

A participant in this pension plan will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or the termination date, if earlier. “Pensionable salary” at any date is the salary on that date less an amount equal to one and one-half times the State Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is the period of service of the participant with us up to the earliest to occur of the following: the normal retirement date, the date of the participant’s retirement or the date on which the participant’s service with us terminates. The normal retirement date under the pension plan is the last day of the month in which a participant attains his or her 65th birthday.

As part of their employment arrangements with us, Messrs. Marshall and McAdam will be, if they were to retire at age 60, entitled to have their pension benefits increased to two-thirds of final pensionable salary. However, their benefits under the pension plan will be pro rated based on their years of service with us if they retire before age 60. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table above.

The following table sets forth the estimated present value of accumulated pension benefits for the officers named in the Summary Compensation Table as of October 31, 2009:

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)(2)(3)

Jerald G. Fishman	N/A	N/A	N/A
David A. Zinsner	N/A	N/A	N/A
Robert R. Marshall	The Analog Devices B.V. Executive Pension Plan	35	2,466,508
Robert P. McAdam	The Analog Devices B.V. Executive Pension Plan	38	3,278,019
Vincent T. Roche	The Analog Devices B.V. Executive Pension Plan	5	171,921
Joseph E. McDonough	N/A	N/A	N/A

(1)	The number of credited years of service is greater than the amount of actual years of service for Messrs. Marshall and McAdam by 8 years and 12 years, respectively. The additional years of service represent the prorated amount of additional service years they will be granted once they reach age 60 and are entitled to receive full benefits under the plan. The number of credited years of service is equal to the amount of actual years of service for Mr. Roche.

(2)	The present value of accumulated benefit for each of Messrs. Marshall, McAdam and Roche is 1,675,499 Euro, 2,226,758 Euro and 116,786 Euro, respectively. We calculated the U.S. Dollar amount reflected in the table using the exchange rate as of October 31, 2009, or 0.6793 Euro per U.S. dollar.

(3)	The assumptions and valuation methods that we used to calculate the present value of the accumulated pension benefits shown are the same as those that we use for financial reporting purposes. The calculations use a discount rate of 6.25%, a standard mortality table that assumes male members live approximately 27 years after the assumed retirement age and female members live approximately 31 years after the assumed retirement age, inflation of 2.25%, a normal retirement age of 60, and salary increases of 3.5% per annum.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, are eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, director fees and Company matching contributions. Before January 1, 2005, participants could also defer gains on stock options and restricted stock that were granted before July 23, 1997. We have operated the DCP in a manner we believe is consistent with Internal Revenue Service guidance regarding nonqualified deferred compensation plans.

Each year, we credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for the Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our Named Executive Officers) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to key employees will be delayed six months and as otherwise required by relevant tax regulations.

Messrs. Fishman, McDonough, Marshall and McAdam did not participate in the Non-Qualified Deferred Compensation Plan in 2009. The following table shows the non-qualified deferred compensation activity for Messrs. Zinsner and Roche during fiscal 2009:

			Aggregate		Aggregate
	Executive	Analog Devices	Earnings in	Aggregate	Balance at Last
	Contributions in	Contributions in	Last Fiscal	Withdrawals/	Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Year	Distributions	End
Name	($)(1)	($)(2)	($)(3)	($)	($)

David A. Zinsner	24,092	—	—	—	—
Vincent T. Roche	202,946	240	6,197	668,268	20,076

(1)	These amounts are included in the Summary Compensation Table above in the “Salary” and “Non-Equity Incentive Plan Compensation” columns. Amounts for Mr. Zinsner were earned in fiscal 2009 and credited to his deferred compensation plan account in December 2009, which is our fiscal 2010.

(2)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.

(3)	In accordance with SEC regulations, we have reported only a portion of these amounts in the Summary Compensation Table in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column. We calculated the earnings credited to the accounts of participants electing the fixed-rate investment option for fiscal 2009 using an average interest rate of 6.61%.

Change in Control and Retention Agreements

We enter into change in control employee retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•	within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•	within 12 months after a change in control that was not approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control employee retention agreements, a “change in control” occurs when:

•	any person becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	our shareholders approve specified mergers of the Company with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of the Company’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board:

•	a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our Named Executive Officers) of the sum of the employee’s annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination; and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

In addition, if payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. In September 2009, our Compensation Committee eliminated this provision from any future employee retention agreements.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the potential change in control occurs. The Compensation Committee annually reviews these agreements, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

For other employees and senior management who are not parties to change in control employee retention agreements, we have change in control policies in place that provide for lump-sum severance payments, based on length of service with us, if the employee’s employment terminates under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary. In addition to this payment, senior management employees with at least 21 years of service would receive an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination. In addition to the agreements and policies described above, some of our stock option and restricted stock awards provide that the option or award will immediately vest in part or in full upon any change in control of Analog Devices. See “— Potential Payments upon Termination or Change in Control” below.

On November 14, 2005, we entered into an employment agreement with Mr. Fishman. Under this agreement, we agreed to continue to employ Mr. Fishman, and Mr. Fishman agreed to continue to serve, as our President and Chief Executive Officer for a term of five years until November 14, 2010. In October 2007, we entered into a long-term retention agreement with Mr. Fishman. On January 14, 2010, Analog and Mr. Fishman entered into an amended employment agreement that amends the 2005 employment agreement and extends the term of the employment agreement to the end of fiscal 2012. See “— Agreements with our Chief Executive Officer” above for information concerning the terms of these agreements.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for each officer named in the Summary Compensation Table, with the exception of Mr. Fishman, are calculated based upon the change-in-control employee retention agreements described above under “— Change in Control and Retention Agreements.” Mr. Fishman’s change of control payments are described above under “Agreements with our Chief Executive Officer.”

Upon a change in control approved by the Board, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer (other than Mr. Fishman) terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

The following table quantifies the amount that would be payable to officers named in the Summary Compensation Table upon termination of their employment under circumstances other than those described above. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or October 31, 2009. Amounts in this table represent amounts payable to Mr. Fishman under his employment agreement with Analog Devices that was in effect on October 31, 2009 and had a term ending in November 2010. Below the table is information with respect to amounts that would be payable under his amended employment agreement entered into on January 14, 2010, if his termination occurred on that date. Because Mr. McDonough was not an officer of the Company at the end of fiscal 2009, and as a result is not entitled to any change of control benefits beyond those enjoyed by our other employees, we have not included him in the table. The table does not include the accumulated benefit under The Analog Devices B.V. Executive Pension Plan or our Nonqualified Deferred Compensation Plan that would be paid to the officers named in the Summary Compensation Table described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plan,” except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the table does not include the value of vested but unexercised stock options as of October 31, 2009. The actual amounts that would be paid out can only be determined at the time of the executive officer’s termination of employment.

											Termination
											by us without
											Cause or by
											the Named
											Executive
	Termination by us without Cause or by the Named Executive Officer with Good										Officer with
	Reason Following a Change in Control(1)										Good Reason		Termination by Death(2)
	David A.		Robert R.		Robert P.		Vincent T.		Jerald G.		Jerald G.		Jerald G.		Robert R.	Robert P.
	Zinsner		Marshall		McAdam		Roche		Fishman		Fishman		Fishman		Marshall	McAdam

Cash Severance	$1,345,500	(3)	$1,191,754	(3)	$1,191,754	(3)	$1,166,136	(3)	$2,783,496	(4)	$966,942	(5)	—		—	—
Cash Bonus	$159,131	(6)	$426,797	(6)	$426,797	(6)	$436,965	(6)	$2,225,084	(4)	$1,489,496	(5)	—		—	—
Value of Accelerated Vesting of Stock Awards(7)	$1,797,850		$454,500		$454,500		$545,400		—		—		—		—	—
Cash Retention Payment	—		—		—		—		$9,668,997	(8)	$9,668,997	(8)	$9,895,858	(9)	—	—
Incremental Pension Benefit(10)	—		—		—		—		—		—		—		$427,661	$427,661
Value of Medical and other Benefits	$26,312	(11)	$9,816	(11)	$9,342	(11)	$31,668	(11)	$21,346	(12)	$11,082	(13)	—		—	—
Excise Tax Gross up(14)	$77,093		—		—		—		—		—		—		—	—
Total	$3,405,886		$2,082,867		$2,082,393		$2,180,169		$14,698,923		$12,136,517		$9,895,858		$427,661	$427,661

(1)	The benefits shown above are also payable if the executive officer voluntarily leaves within 12 months after a change in control that is not approved by our board of directors.

(2)	Mr. Fishman also receives these benefits in the event of termination due to disability.

(3)	Based upon a multiplier of 299% of the executive officer’s base salary.

(4)	After a change in control, Mr. Fishman is eligible to receive severance amounts under his employment agreement or change in control employee retention agreement, whichever is greater. The amounts shown are based upon his change in control employee retention agreement and represent 299% of Mr. Fishman’s annual base salary and cash bonuses awarded in the prior four quarters.

(5)	Includes amounts that would have been payable during the remaining one year term of the 2005 employment agreement, prior to its amendment and extension in January 2010.

(6)	Based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him in the four fiscal quarters preceding his termination.

(7)	The value of accelerated unvested options as of October 31, 2009 is calculated by taking the difference between the closing price of our common stock on NYSE on the last trading day of the fiscal year ($25.63 on October 30, 2009) and the option exercise price and multiplying it by the number accelerated options. As of October 31, 2009, upon termination by us without cause or by the named executive for good reason after a change in control event, each Named Executive Officer would be entitled to acceleration of vesting of all unvested outstanding stock options or restricted stock units as follows:

Unvested Awards that
Accelerate upon
Change in Control
Name	(#)

Jerald G. Fishman	258,334
David A. Zinsner	195,000
Robert R. Marshall	186,667
Robert P. McAdam	182,667
Vincent T. Roche	225,667

(8)	Mr. Fishman is entitled to a retention payment pursuant to his 2007 long-term retention agreement, payable through our Deferred Compensation Plan, if he remains employed with us through November 14, 2010. These payments accelerate upon a termination without cause or for good reason and, in part, upon death or disability. The amounts shown in this table would replace the amount payable under this agreement previously included in the Summary Compensation Table, described in the notes to that table.

(9)	The payment is equal to $5 million, plus two times Mr. Fishman’s actual bonus for fiscal 2008, plus two times his actual bonus for fiscal 2009.

(10)	Amount represents the incremental benefit that would be granted to executives actively participating in The Analog Devices B.V. Executive Pension Plan (Messrs. Marshall and McAdam) upon death. Upon their death, executives receive a lump sum death benefit of four times their annual pensionable salary, while non-executive employees receive a lump sum death benefit of three times their annual pensionable salary. The amount reflected in the table reflects one year of their annual salary and represents the enhancement of the death benefit calculation for executives over non-executive employees. Since the pension benefit is calculated in Euros, the U.S. dollar equivalent reflected in the table above is calculated by using the exchange rate as of October 31, 2009, or 0.6793 Euro per U.S. dollar.

(11)	Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a change in control. The annual benefit costs for each executive are: $13,156 for Mr. Zinsner, $15,834 for Mr. Roche, $4,908 for Mr. Marshall, and $4,671 for Mr. McAdam.

(12)	Amounts include life, disability, dental, accident and group health insurance benefits continuation for 24 months after a change in control. Mr. Fishman’s annual benefit costs are $10,673.

(13)	Amounts include life, disability, dental, accident and group health insurance benefits for the number of years (plus a fraction representing any partial year) remaining in the term of Mr. Fishman’s 2005 employment agreement prior to its amendment and extension in January 2010.

(14)	In calculating the excise tax gross-up amounts, we take into account the officer’s earnings from the Company for the prior five years. We include the change-of-control cash severance and bonus, valuations of unvested stock options that become vested upon a change-of-control (using the fiscal 2009 year end closing stock price), valuations of restricted share units that become vested upon a change-of-control (using the fiscal 2009 year end closing stock price), and our estimated cost of medical and other benefits. Whether the officer will receive a gross-up amount will depend primarily on the officer’s earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the Deferred Compensation Plan. Mr. Fishman has agreed to waive his right to any such excise tax gross-up payment in connection with the amendment to his employment agreement in 2010.

Under the amended employment agreement entered into by Mr. Fishman and Analog Devices on January 14, 2010, if Mr. Fishman’s employment were to be terminated by Analog Devices on January 15, 2010 without cause or by Mr. Fishman with good reason, Mr. Fishman would be entitled to $14,347,343, which consists of the following elements: (a) $7,261,293, which includes an assumed annual bonus at target for the quarter in which termination occurs and the amount of base salary and annual bonus he would have received at target, over the remaining term of the amended employment agreement, (b) $2,420,431, representing a severance payment equal to his annual base salary and target annual bonus, (c) accelerated vesting of equity awards, including the 160,000 RSUs granted pursuant to the amended employment agreement, having an aggregate value of $4,633,600 (based on the closing price of our common stock of January 15, 2010), and (d) $32,019 in estimated value of medical and other benefits. In such event, Mr. Fishman would also be entitled to the cash retention payments under his 2007 long-term retention agreement, as set forth in the table and footnote 8 above.

Equity Award Program Description

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We currently have one plan, the 2006 Stock Incentive Plan, as amended, or the 2006 Plan, under which we grant equity awards. Under the 2006 Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of Analog. A majority of our employees participate in this plan. All options have a term of ten years and generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The 2006 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation Committee are independent directors, as defined by the rules of the NYSE.

During fiscal 2009, we offered our employees a stock option exchange program under which they could exchange a certain number of out-of-the-money options for a smaller number of in-the-money options. We sought and received shareholder approval for the exchange program. None of our Directors or Named Executive Officers was eligible to participate in this program. Beginning in fiscal 2010, we added restricted stock units (RSUs) to our annual equity program. The RSUs generally have a three-year cliff vesting period and are designed to recognize sustained contribution to the organization while stock options are designed to reward long-term value creation. We believe that our equity award program is critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

The following tables provide information about stock option grants during our last five fiscal years, stock option activity during fiscal 2009 and equity awards outstanding as of October 31, 2009.

Employee and Executive Equity Grants

	Five Year
	Average	2009	2008	2007	2006	2005

Gross grants during the period as a percentage of beginning outstanding shares(1)	2.5%	1.9%	2.0%	2.3%	2.4%	3.4%
Net grants during the period as a percentage of average outstanding shares(2)	0.9%	0.5%	(0.8)%	0.9%	1.2%	2.8%
Grants to our named executive officers during the period as a percentage of options granted	4.6%	7.0%	3.1%	5.9%	1.6%	5.4%
Grants to our named executive officers during the period as a percentage of average outstanding shares	0.1%	0.1%	0.1%	0.1%	0.04%	0.2%
Cumulative options held by our named executive officers as a percentage of total options outstanding	8.1%	10.4%	8.0%	7.4%	7.1%	7.7%

(1)	Excludes grants made under the Stock Option Exchange Program.

(2)	Net grants are defined as stock option grants minus cancellations.

Summary of Equity Activity — Fiscal 2009

		Restricted Awards Outstanding		Options Outstanding
	Shares		Weighted
	Available		Average Gant	Number of	Weighted
	for Future	Restricted	Date Fair	Shares	Average
	Option	Awards	Value per	Underlying	Exercise
	Grants	Outstanding	Share	Options	Price
	(#)	(#)	($)	(#)	($)

November 1, 2008	17,162,761	92,221	$30.41	70,339,966	$36.63

Shares cancelled upon termination of stock plans	(3,400)
Restricted awards granted(1)	(227,700)	75,900	$17.14
Restrictions lapsed		(25,603)	$33.30
Restricted awards forfeited	23,400	(7,800)	$33.70
Option Grants	(5,674,952)			5,674,952	$19.63
Exercises	NA			(784,509)	$19.28
Cancellations	4,305,402			(4,305,402)	$38.22
Cancellations Under Exchange(2)	(15,197,808)			(33,659,862)	$40.87
Granted Under Exchange	15,197,808			15,197,808	$28.02

October 31, 2009	15,585,511	134,718	$22.19	52,462,953	$29.71

(1)	The 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant, or a Full-Value Award, counts as three shares for each share subject to the Full-Value Award. We granted limited restricted stock awards and restricted stock units during fiscal 2009 to attract key employees.

(2)	Per the terms of the shareholder-approved stock option exchange program, shares underlying options surrendered that were not exchanged for new options are no longer available for future grants.

In-the-Money and Out-of-the-Money Option Information as of October 31, 2009

	Exercisable			Unexercisable			Total
			Wtd. Avg.			Wtd. Avg.			Wtd. Avg.
Range of			Exercise			Exercise			Exercise
Exercise Prices	Shares (#)%		Price ($)	Shares (#)%		Price ($)	Shares (#)%		Price ($)

$3.07-$12.52	3,000	0%	$3.07	—	0%	$0.00	3,000	0%	$3.07
$12.53-$25.62	5,788,075	24%	$19.92	5,599,877	20%	$19.60	11,387,952	22%	$19.76

In-the-Money	5,791,075	24%	$19.91	5,599,877	20%	$19.60	11,390,952	22%	$19.76

$25.63-$32.84	7,699,431	31%	$28.95	19,579,395	70%	$28.43	27,278,826	51%	$28.57
$32.85-$39.22	3,755,565	15%	$36.23	2,394,773	9%	$34.89	6,150,338	12%	$35.71
$39.23-$42.73	3,070,119	13%	$40.63	404,709	1%	$39.44	3,474,828	7%	$40.49
$42.74-$45.05	2,027,037	8%	$44.49	—	0%	$0.00	2,027,037	4%	$44.49
$45.06-$52.56	1,923,707	8%	$45.68	—	0%	$0.00	1,923,707	4%	$45.68
$52.57-$99.25	217,265	1%	$73.52	—	0%	$0.00	217,265	0%	$73.52

Out-of-the-Money(1)	18,693,124	76%	$36.25	22,378,877	80%	$29.32	41,072,001	78%	$32.48

Total Options	24,484,199	100%	$32.39	27,978,754	100%	$27.37	52,462,953	100%	$29.71

(1)	Out-of-the-money options are those options with an exercise price equal to or above the closing price per share of our common stock on October 30, 2009 (the last trading day of fiscal 2009), which was $25.63.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 31, 2009 about the securities issued, or authorized for future issuance, under our equity compensation plans, consisting of our 2006 Stock Incentive Plan, our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our Restated 1994 Director Option Plan, our Restated 1988 Stock Option Plan, our 1992 Employee Stock Purchase Plan, our 1998 International Employee Stock Purchase Plan and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)		(b)	(c)
				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted-Average	Future Issuance Under
	Issued Upon Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected In Column (a))

Equity compensation plans approved by shareholders	43,299,994		$29.83	16,302,597	(1)
Equity compensation plans not approved by shareholders	9,162,959	(2)	$29.15	314,766	(3)

Total	52,462,953		$29.71	16,617,363	(4)

(1)	Includes 717,086 shares issuable under our 1992 Employee Stock Purchase Plan. During fiscal 2006, our Board of Directors decided that the offering period that ended June 1, 2006 would be the last offering period under our employee stock purchase plans. Our 2006 Plan, which was approved by shareholders in March 2006, allows for the issuance of 15 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Plan and our 2001 Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised provided that shares not issued as a result of a net settlement, used to pay withholding tax or surrendered but not issued as new awards under a shareholder approved option exchange program are not available for use under the plan. Additionally, the 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant, or a Full-Value Award, counts as three shares for each share subject to the Full-Value Award.

(2)	Consists of shares issuable upon the exercise of outstanding options granted under our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders. Since our adoption of the 2006 Plan, we may make no further grants under the 2001 Broad-Based Stock Option Plan. A description of the 2001 Broad-Based Stock Option Plan appears below.

(3)	Consists of 115,583 shares issuable under our Employee Service Award Program and 199,183 shares issuable under our 1998 International Employee Stock Purchase Plan. During fiscal 2006, our Board decided that the offering period that ended June 1, 2006 would be the last offering period under our employee stock purchase plans. A description of the Employee Service Award Program appears below.

(4)	Includes 916,269 shares under our employee stock purchase plans and 115,583 shares issuable under our Employee Service Award Program. During fiscal 2006, our Board decided that the offering period that ended June 1, 2006 would be the last offering period under our employee stock purchase plans.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan, or the 2001 plan, under which we were permitted to grant non-statutory stock options for up to 50,000,000 shares of common stock to employees, consultants and advisors of Analog Devices and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on

Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the SEC on January 29, 2003. In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

Our Board is authorized to administer the 2001 plan, which includes authorization to adopt, amend and repeal the administrative rules relating to the 2001 plan and to interpret the provisions of the 2001 plan. Our Board of Directors may amend, suspend or terminate the 2001 plan at any time. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the 2001 plan.

Under the terms of our 2001 Broad-Based Stock Plan, our Board of Directors and our Compensation Committee have the authority to select the recipients of options under the 2001 plan and determine (1) the number of shares of common stock covered by options, (2) the dates upon which options become exercisable (which is typically in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant; four equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant; or five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant), (3) the exercise price of options (but not less than the fair market value of the common stock on the date of grant), and (4) the duration of the options (but no more than 10 years).

Our Board of Directors is required to make appropriate adjustments in connection with the 2001 plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 plan also contains provisions addressing the consequences of any reorganization event or change in control.

If Analog Devices is reorganized or acquired, then the 2001 plan requires our Board of Directors to ensure that the acquiring or succeeding entity assumes, or substitutes equivalent options for, all of the outstanding options. If not, all then unexercised options become exercisable in full and terminate immediately before the reorganization or acquisition is consummated. If the options are assumed or replaced with substituted options, then they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control of the Company, then one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options. However, any remaining unvested options held by an optionee would vest and become exercisable in full if, on or before the first anniversary of the change in control, the optionee’s employment were terminated without “cause” or for “good reason” (as those terms are defined in the 2001 plan).

Since our adoption of the 2006 Plan, our Board determined that we may make no further grants under the 2001 plan. If any option previously granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited after January 23, 2006, the unused shares of common stock covered by that option will be available for grant under the 2006 Plan.

1998 International Employee Stock Purchase Plan

In June 1998, the Board of Directors adopted our 1998 International Employee Stock Purchase Plan, or the International Employee Stock Purchase Plan. The Board has amended the International Employee Stock Purchase Plan several times, most recently in December 2005. The International Employee Stock Purchase Plan was intended to provide a method whereby employees of subsidiary corporations of Analog residing in countries other than the United States have the opportunity to acquire shares of our common stock. There were a total of 1,000,000 shares of our common stock authorized for issuance under the International Employee Stock Purchase Plan, of which 747,647 shares had been issued as of the date of this proxy statement.

The International Employee Stock Purchase Plan terminated on June 1, 2008. During fiscal 2005, our Board of Directors decided that the offering period which ended June 1, 2006, was the last offering period under the International Employee Stock Purchase Plan.

The International Employee Stock Purchase Plan permitted eligible employees to purchase shares of our common stock during offering periods that generally extended for twelve months. The purchase price per share under the International Employee Stock Purchase Plan was the lower of 85% of the composite closing price of a share of our common stock as reported on the NYSE on the offering commencement date or the offering termination date. Under the International Employee Stock Purchase Plan, employees could authorize ADI to withhold up to 10% of their annual base salary (or, in the case of an offering of less than twelve months, up to 10% of their base salary for each payroll period in that offering period) to purchase shares under the International Employee Stock Purchase Plan, subject to certain limitations.

Employee Service Award Program

The Employee Service Award Program, or the Program, is designed to recognize and thank employees for their long-term working relationship with Analog. All regular employees other than executive officers are eligible to receive these awards in the form of our common stock. Our executive officers receive these awards in cash instead of stock. We grant these awards to employees starting with the employee’s tenth anniversary of employment with us, and after the tenth anniversary, we grant the awards at the end of each subsequent five-year period of employment with us. The value of the award at the employee’s tenth anniversary with us is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of our common stock as reported on the NYSE on a specified date. Our Board may terminate, amend or suspend the Program at any time at its discretion.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Messrs. Champy, Saviers and Severino served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal 2009, or formerly, an officer or employee of Analog Devices or any subsidiary of Analog. No member of our Compensation Committee had any relationship with us during fiscal 2009 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

During fiscal 2009, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Analog Devices, Inc.

James A. Champy, Chairman
F. Grant Saviers
Paul J. Severino

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending October 30, 2010. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2010 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2010 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2010 annual meeting. However, if any other matters are properly presented at the 2010 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EST on March 8, 2010.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Beginning this year, you must instruct your broker how to vote with respect to the election of directors; your broker can no longer exercise its discretion to vote on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have previously sent in their proxies.

ANALOG DEVICES, INC. P.O. BOX 9106 ATTN: INVESTOR RELATIONS DEPT. ONE TECHNOLOGY WAY NORWOOD, MA 02062-9106
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 8, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 8, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M19205-P87615-Z51547	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when property executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director and FOR Proposal 2. The Board of Directors recommends a vote FOR each of the director nominees listed below:

1) To elect the following ten nominees to the Company’s Board of Directors each for a term of one year.

	For	Against	Abstain
Nominees

1a. Ray Stata	0	0	0

1b. Jerald G. Fishman	0	0	0

1c. James A. Champy	0	0	0

1d. John L. Doyle	0	0	0

1e. John C. Hodgson	0	0	0

1f. Yves-Andre Istel	0	0	0

1g. Neil Novich	0	0	0

For address changes /comments, mark here and write them on the back where indicated.			0

Please indicate if you plan to attend this meeting.	0	0

	Yes	No

	For	Against	Abstain

1h. F. Grant Saviers	0	0	0

1i. Paul J. Severino	0	0	0

1j. Kenton J. Sicchitano	0	0	0

The Board of Directors recommends a vote FOR Proposal 2.

2) To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 30, 2010.	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
www.proxyvote.com.

M19206-P87615-Z51547

ANALOG DEVICES, INC.
Annual Meeting of Shareholders-March 9, 2010 10:00 AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Margaret K. Seif, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Analog Devices, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Company’s headquarters at Three Technology Way, Norwood, Massachusetts 02062, on Tuesday, March 9, 2010, at 10:00 a.m. (Local Time) and at any adjournments thereof. None of the proposals listed on the reverse side are related to or conditioned upon the approval of any other proposal. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side